Exhibit 2.1

AMENDED AND RESTATED EQUITY PURCHASE AGREEMENT

by and among

AGS CAPITAL, LLC,

AGS HOLDINGS, LLC

and

AP GAMING ACQUISITION, LLC

December 3, 2013

This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature,

unless and until agreed to and executed by the parties.

i

4.21	Brokerage	24
4.22	Customers	24
4.23	Installed Units	25
4.24	Route Management System	25
4.25	NO OTHER REPRESENTATIONS AND WARRANTIES	25

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		26
5.01	Organization and Corporate Power	26
5.02	Authorization	26
5.03	No Violation	26
5.04	Governmental Entities; Consents	26
5.05	Litigation	26
5.06	Brokerage	27
5.07	Investment Representation	27
5.08	Financing	27
5.09	Gaming Approvals and Licensing Matters	28
5.10	Solvency	28

ARTICLE VI COVENANTS OF THE SELLER AND THE COMPANY		28
6.01	Conduct of the Business	28
6.02	Access to Books and Records	31
6.03	Section 280G Member Approval	32
6.04	Notification	32
6.05	No Solicitation	32
6.06	Financing Cooperation	32

ARTICLE VII COVENANTS OF THE PURCHASER AND THE COMPANY		36
7.01	Access to Books and Records	36
7.02	Notification	36
7.03	Director and Officer Liability and Indemnification	36
7.04	Employment and Benefit Arrangements	37
7.05	Financing	38
7.06	Note Receivables	38

ARTICLE VIII COVENANTS OF THE PURCHASER, SELLER AND COMPANY		39
8.01	Antitrust Filings	39

ARTICLE IX INDEMNIFICATION		41
9.01	Survival of Representations, Warranties, Covenants, Agreements and Other Provisions	41
9.02	Indemnification by the Seller for the Benefit of the Purchaser	41
9.03	Indemnification by the Purchaser for the Benefit of the Seller	43
9.04	Mitigation	44
9.05	Defense of Third-Party Claims	44
9.06	Determination of Loss Amount	45
9.07	Acknowledgment of the Purchaser	45
9.08	Availability and Release of Indemnity Escrow Amount	46

ARTICLE X TERMINATION		47
10.01	Termination	47
10.02	Termination Fee	48
10.03	Effect of Termination	49

ARTICLE XI ADDITIONAL COVENANTS		49
11.01	Tax Matters	49
11.02	Further Assurances	54
11.03	Disclosure Generally	54
11.04	Resignations	54
11.05	No Control of the Company’s Business	55
11.06	Conflicts; Privileges	55
11.07	Specific Enforcement	55

ARTICLE XII DEFINITIONS		56
12.01	Definitions	56
12.02	Other Definitional Provisions	68
12.03	Cross-Reference of Other Definitions	68

ARTICLE XIII MISCELLANEOUS		70
13.01	Press Releases and Communications	70
13.02	Expenses; Attorneys’ Fees	70
13.03	Notices	71
13.04	Assignment	72
13.05	Severability	72
13.06	References	73
13.07	Construction	73
13.08	Amendment and Waiver	74
13.09	Complete Agreement	74
13.10	Third-Party Beneficiaries	74
13.11	Waiver of Trial by Jury	74
13.12	Delivery by Facsimile or PDF	74
13.13	Counterparts	75
13.14	Governing Law; Forum	75
13.15	No Recourse	75

SCHEDULE A	Securities Owned

EXHIBITS

Exhibit A	Form of Closing Certificate of the Seller

Exhibit B	Form of Closing Certificate of the Company

Exhibit C	Form of Closing Certificate of the Purchaser

Exhibit D	Debt Commitment Letters

Exhibit E	Equity Commitment Letter

Exhibit F	Form of Escrow Agreement

Exhibit G	Form of Seller Note

Exhibit H	Form of Accel Second Amendment to Equipment Agreement

EQUITY PURCHASE AGREEMENT

THIS AMENDED AND RESTATED EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of December 3, 2013, is made by and among AGS CAPITAL, LLC, a Delaware limited liability company (the “Company”), AGS HOLDINGS, LLC, a Delaware limited liability company (the “Seller”), and AP GAMING ACQUISITION, LLC, a Delaware limited liability company (the “Purchaser”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.

This Agreement amends and restates and replaces the Equity Purchase Agreement, dated as of September 16, 2013, by and among the Company, the Seller and the Purchaser (the “Original Agreement”), in its entirety. All references herein to the “the date of this Agreement” or “the date hereof” shall be deemed to be references to September 16, 2013, the date of the Original Agreement, unless this Agreement specifically states otherwise.

WHEREAS, the parties have determined that it is in the best interest of their respective companies to consummate the transactions provided for in the Original Agreement;

WHEREAS, the parties have engaged in various discussions and communications concerning the simplification of the Closing Purchase Price calculation and the post-closing adjustments to the Closing Purchase Price; and

WHEREAS, the Purchaser desires to acquire all of the issued and outstanding membership interests of the Company (the “Securities”), and the Seller desires to sell all of the Securities, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SECURITIES

1.01 Basic Transaction. On and subject to the terms and conditions of this Agreement, at the Closing, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, all of the Securities for the consideration specified below in this Article I.

1.02 Purchase Price. As consideration for all of the Securities, the Purchaser shall pay to the Seller the following items identified in this Section 1.02 (collectively, the “Purchase Price”).

(a) At the Closing, the Purchaser agrees to pay to the Seller an aggregate amount (the “Closing Purchase Price”) equal to (i) Two Hundred Fifteen Million and 00/100 Dollars ($215,000,000.00) in cash, plus (ii) the amount (if any) by which the Estimated Net Working Capital exceeds the Target Working Capital, minus (iii) the amount (if any) by which the Estimated Net Working Capital is less than the Target Working Capital, minus (iv) the amount (if any) by which the Estimated Indebtedness exceeds the Target Indebtedness, plus (v) the Estimated 2014 Capex Overspend Amount, if applicable, minus (vi) the Accel Settlement Amount, if applicable, minus (vii) the amount (if any) by which the Estimated Cash is less than the Minimum Operating Cash, plus (viii) the Settled Earnout Amount and plus (ix) only if the Closing shall occur on or after January 15, 2014, an amount equal to the Second-Half Non-Illinois Machine Placement Adjustment; provided that 100% of any amounts owed pursuant to clause (ix) of this Section 1.02(a) shall be paid in the form a Seller Note, the principal amount of which shall equal 100% of such amounts owed pursuant to clause (ix) of this Section 1.02(a) (which shall not be netted against or added to the cash payments due pursuant to this Section 1.02(a)). For the avoidance of doubt, the Closing Purchase Price shall only include the Second-Half Non-Illinois Machine Placement Adjustment if the Closing occurs on or after January 15, 2014.

(b) In the event that the Closing shall occur prior to January 15, 2014, then no later than January 15, 2014, the Purchaser shall send the Seller a written notice with reasonable supporting detail setting forth the Second-Half Non-Illinois Machine Placement Adjustment and the number of Second-Half Non-Illinois Placed Machines and the Purchaser shall substantially concurrently pay to the Seller an amount equal to the Second-Half Non-Illinois Machine Placement Adjustment; provided that 100% of any amounts owed pursuant to this Section 1.02(b) shall be paid in the form of a Seller Note, the principal amount of which shall equal 100% of such amounts owed pursuant to this Section 1.02(b). For the avoidance of doubt, if the Closing shall occur prior to January 15, 2014, the Second-Half Non-Illinois Machine Placement Adjustment shall be paid to the Seller after the Closing but in no event later than January 15, 2014; if the Closing shall occur on or after January 15, 2014, the Second-Half Non-Illinois Machine Placement Adjustment shall be paid to the Seller at the Closing pursuant to Section 1.02(a).

(c) Notwithstanding the foregoing, in no event shall the sum of the Second-Half Non-Illinois Machine Placement Adjustment and the Settled Earnout Amount exceed Thirty-Five Million and 00/100 Dollars ($35,000,000.00) in the aggregate, whether such payments have been made in the form of Cash or one or more Seller Note(s), and, for the avoidance of doubt, the maximum value of the Second-Half Non-Illinois Machine Placement Adjustment shall be Twenty-Seven Million Five Hundred and Five Thousand and 00/100 Dollars ($27,505,000.00). Once $35,000,000.00 shall have been paid to the Seller in respect of the Settled Earnout Amount and all or any part of the Second-Half Non-Illinois Machine Placement Adjustment, then no further amounts shall be payable to Seller in respect of any such adjustments. Any dispute regarding the Second-Half Non-Illinois Machine Placement Adjustment shall be handled in accordance with the dispute resolution provisions of Section 1.05(b), mutatis mutandis.

1.03 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at (a) the offices of Duane Morris LLP located at 190 South LaSalle Street, Suite 3700, Chicago, Illinois at 10:00 a.m. (Central time) on the later of (i) the third (3rd) business day following the satisfaction or waiver of all of the closing conditions set forth in Article II hereof (other than those to be satisfied at the Closing) and (ii) if applicable, the earlier of (A) a date during the Marketing Period to be specified by the Purchaser on no fewer than two (2) Business Days’ notice to the Company and (B) the third (3rd) Business Day after the end of the Marketing Period, or (b) at such other place, time or date (or by facsimile or electronic mail transmission) as is mutually agreeable to the Purchaser and the Seller. The date and time of the Closing are referred to herein as the “Closing Date.”

1.04 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:

(a) the Seller shall deliver to the Purchaser all of the certificates evidencing the Securities duly endorsed for transfer or accompanied by duly executed security transfer powers or other form of assignment and transfer;

(b) the Purchaser shall deliver to the Seller the Closing Purchase Price less the Escrow Amount by (i) wire transfer of immediately available funds to the account(s) designated by the Seller and (ii) to the extent applicable, by one or more Seller Note(s) as provided in Section 1.02(a);

(c) the Purchaser shall deliver to the Escrow Agent the Escrow Amount by wire transfer of immediately available funds to the accounts designated by the Escrow Agent;

(d) the Purchaser shall, at the direction of the Seller, cause to be repaid in full out of the Closing Purchase Price, on behalf of the Company and its Subsidiaries, all of the Closing Indebtedness by wire transfer of immediately available funds to the account(s) designated by the holders of such Closing Indebtedness on terms and conditions acceptable to the Seller;

(e) the Seller shall deliver to the Purchaser evidence satisfactory to the Purchaser (including customary payoff letters and UCC termination statements) that all Liens on the Securities and/or the Company’s assets securing Closing Indebtedness (in each case, other than Permitted Liens) shall be released upon the payment of these in full;

(f) the Company and the Seller shall each deliver to the other a counterpart to an assignment agreement, in a form to be mutually reasonably agreed, assigning the Assignable Notes to the Seller (or an affiliate thereof); and

(g) the Purchaser and the Seller shall make such other deliveries as are required by Article II hereof.

1.05 Closing Purchase Price.

(a) No less than seven (7) days prior to the anticipated Closing Date, the Seller shall deliver to the Purchaser a good faith estimate of the Closing Purchase Price, which shall include the Settled Earnout Amount, the Second-Half Non-Illinois Machine Placement Adjustment only if the Closing occurs on or after January 15, 2014, and individual estimates for each of Net Working Capital (the “Estimated Net Working Capital”), Indebtedness (the “Estimated Indebtedness”), Cash (the “Estimated Cash”), and the 2014 Capex Overspend Amount (the “Estimated 2014 Capex Overspend Amount” and together with the Estimated Indebtedness, the Estimated Net Working Capital and the Estimated Cash, the “Estimated Amounts”) as of the anticipated Closing Date in a notice (the “Closing Notice”) that sets forth Seller’s calculations of the

Estimated Amounts and the Closing Purchase Price. The Closing Notice shall be in the form set forth on Schedule 1.05(a) and shall contain reasonable supporting detail. Not less than three (3) Business Days prior to the anticipated Closing Date, the Purchaser shall notify the Seller in the event that it disputes any aspect of the Estimated Amounts or the Closing Purchase Price or the calculations thereof. Prior to the Closing Date, the Purchaser and the Seller shall negotiate in good faith to resolve such dispute (or any aspect thereof). The amount so agreed following such negotiations (or as otherwise so agreed) shall be the Estimated Amounts and the Closing Purchase Price for purposes of the Closing. If the Purchaser and the Seller are unable to resolve such dispute, the Estimated Amounts and the Closing Purchase Price set forth in the Closing Notice shall be the Estimated Amounts and Closing Purchase Price for the purposes of the Closing.

(b) As promptly as possible, but in any event within sixty (60) days after the Closing Date, the Purchaser shall deliver to the Seller a consolidated balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date (the “Closing Balance Sheet”) and a statement (in the form set forth on Schedule 1.05(a)) showing Purchaser’s calculation of the actual Indebtedness, the Net Working Capital, Cash, and, to the extent applicable, the actual 2014 Capex Overspend Amount, and the resulting Closing Purchase Price derived from the Closing Balance Sheet (together with the Closing Balance Sheet, the “Preliminary Statement”). The Closing Balance Sheet shall be prepared and the Net Working Capital, Cash and Indebtedness shall be determined on a consolidated year-end basis in accordance with (i) U.S. GAAP applicable to the Business on a stand-alone basis and (ii) subject to clause (i), on a consistent basis and measured and calculated using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the audited consolidated balance sheet of the Company, as of the fiscal year ended December 31, 2012, contained within the 2012 Financial Statements (the “2012 Balance Sheet”), or, to the extent applicable, in accordance with any changes to such accounting methods, policies, principles, practices and procedures or as otherwise set forth on Schedule 1.05(b) (collectively, the “Transaction Accounting Principles”). The parties agree that the purpose of preparing the Closing Balance Sheet and determining the Indebtedness, the Cash, the Net Working Capital and the related purchase price adjustment contemplated by this Section 1.05 is to measure changes in the Indebtedness, the Cash and Net Working Capital so as to ensure compliance with U.S. GAAP and such changes resulting only from the operation of the Business and that such changes can be measured properly only if the calculation is done in accordance with the Transaction Accounting Principles, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining the Indebtedness, the Cash and the Net Working Capital. After delivery of the Preliminary Statement, the Purchaser shall give the Seller and its accountants reasonable access during the 30-day period after delivery of the Preliminary Statement to review the work papers, schedules, memoranda and other documents prepared or reviewed by the Purchaser and its accountants in connection with the preparation of the Preliminary Statement. The Seller and its accountants may make reasonable inquiries of the Purchaser, the Company and their respective accountants regarding questions concerning, or disagreements with, the Preliminary Statement arising in the course of its review thereof, and the Purchaser shall use its commercially reasonable efforts to cause its accountants to cooperate with and respond to such inquiries. If the Seller has any objections to the Preliminary Statement, the Seller shall deliver to the Purchaser a statement setting forth its objections thereto (an “Objections Statement”). If an Objections

Statement is not delivered to the Purchaser within thirty (30) days after delivery of the Preliminary Statement, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto. The Seller and the Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within fifteen (15) days after the delivery of the Objections Statement, the Seller and the Purchaser shall submit such dispute to a mutually acceptable independent certified public accountant (the “Independent Accounting Firm”) or if the Seller and the Purchaser are unable to agree upon such person within such fifteen (15) Business Days, then, within an additional ten (10) Business Days, the Seller and the Purchaser shall each select one such person and those two persons shall within five (5) Business Days after such persons have been selected select a third such person, in which event “Independent Accounting Firm” shall mean such third person. Each of the Purchaser, on the one hand, and the Seller, on the other hand, shall submit an affidavit to the other evidencing no conflict or other meaningful professional relationship with the Independent Accounting Firm, and the Independent Accounting Firm shall so certify in writing to the Purchaser and the Seller that no such conflicts or other meaningful professional relationships exist. Any further submissions to the Independent Accounting Firm must be written and delivered to each party to the dispute. The Independent Accounting Firm shall consider only those items and amounts that are identified in the Objections Statement as being items that the Seller and the Purchaser are unable to resolve. The Independent Accounting Firm’s determination will be based solely on the definitions of Net Working Capital, Indebtedness, Cash, and to the extent applicable, the 2014 Capex Overspend Amount contained herein. The Seller and the Purchaser shall use their commercially reasonable efforts to cause the Independent Accounting Firm to resolve all disagreements as soon as practicable and in any event within twenty (20) days after the submission of any dispute. The resolution of the dispute by the Independent Accounting Firm shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Independent Accounting Firm shall be borne in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Independent Accounting Firm that are unsuccessfully disputed by Purchaser, on the one hand, and the Seller, on the other hand, as finally determined by the Independent Accounting Firm, bears to the total dollar amount of such remaining disputed items so submitted. For the avoidance of doubt, but subject to Section 9.02(f), the fact that a matter may be subject to the indemnification provisions of this Agreement shall not preclude consideration of such matter in connection with the calculation of the Estimated Amounts.

(c) If the Net Working Capital as finally determined pursuant to Section 1.05(b) is greater than the Estimated Net Working Capital, the Purchaser shall promptly pay to the Seller such excess amount by wire transfer of immediately available funds. If the Net Working Capital as finally determined pursuant to Section 1.05(b) is less than the Estimated Net Working Capital, the Seller shall promptly pay to the Purchaser such shortfall amount (i) first, pursuant to the terms of the Escrow Agreement from the Net Working Capital Escrow Account, and (ii) second, if the aggregate amount available from the Net Working Capital Escrow Account pursuant to the terms of the Escrow Agreement is insufficient to satisfy such amount, by wire transfer of immediately available funds. Notwithstanding the foregoing, if Purchaser is unable to recover any amounts pursuant to the foregoing clause (ii) within the time period specified in the second sentence of Section 1.06, Purchaser may, at its option, cause funds to be released from the Indemnity Escrow Account in an amount equal to the remaining unpaid portion of the adjustment owed to Purchaser.

(d) If the Indebtedness as finally determined pursuant to Section 1.05(b) is less than the Estimated Indebtedness, the Purchaser shall promptly pay to the Seller such shortfall amount by wire transfer of immediately available funds. If the Indebtedness as finally determined pursuant to Section 1.05(b) is greater than the Estimated Indebtedness, the Seller shall promptly pay to the Purchaser such excess amount by wire transfer of immediately available funds. Notwithstanding the foregoing, if Purchaser is unable to recover any amounts within the time period specified in the second sentence of Section 1.06, Purchaser may, at its option, cause funds to be released, if there are funds then remaining in the Net Working Capital Escrow Account, from the Net Working Capital Escrow Account and once exhausted, from the Indemnity Escrow Account, in an amount equal to the remaining unpaid portion of the adjustment owed to Purchaser.

(e) If the 2014 Capex Overspend Amount, if applicable, as finally determined pursuant to Section 1.05(b) is greater than the Estimated 2014 Capex Overspend Amount, the Purchaser shall promptly pay to the Seller such excess amount by wire transfer of immediately available funds. If the 2014 Capex Overspend Amount as finally determined pursuant to Section 1.05(b) is less than the Estimated 2014 Capex Overspend Amount, the Seller shall promptly pay to the Purchaser such shortfall amount by wire transfer of immediately available funds. Notwithstanding the foregoing, if Purchaser is unable to recover any amounts within the time period specified in the second sentence of Section 1.06, Purchaser may, at its option, cause funds to be released, if there are funds then remaining in the Net Working Capital Escrow Account, from the Net Working Capital Escrow Account and once exhausted, from the Indemnity Escrow Account, in an amount equal to the remaining unpaid portion of the adjustment owed to Purchaser.

(f) If the Cash as finally determined pursuant to Section 1.05(b) is less than the Estimated Cash, the Seller shall promptly pay to the Purchaser such shortfall amount by wire transfer of immediately available funds. Notwithstanding the foregoing, if Purchaser is unable to recover any amounts within the time period specified in the second sentence of Section 1.06, Purchaser may, at its option, cause funds to be released, if there are funds then remaining in the Net Working Capital Escrow Account, from the Net Working Capital Escrow Account and once exhausted, from the Indemnity Escrow Account, in an amount equal to the remaining unpaid portion of the adjustment owed to Purchaser.

(g) Amounts due from the Seller to the Purchaser or from the Purchaser to the Seller, as the case may be, pursuant to Sections 1.05(c), (d), (e), and/or (f) shall be netted against or added to each other, as the case may be, and the amount representing the result of such netting or adding shall be paid by the Seller or the Purchaser, as applicable, in accordance with this Section 1.05 and Section 1.06.

1.06 Post-Closing Adjustment Payment.

(a) The Purchaser shall promptly (but in any event within three (3) Business Days) deliver to the Seller any amounts determined pursuant to Section 1.05(g) to be due by the Purchaser by wire transfer of immediately available funds to the account(s) designated by the Seller. The Seller shall promptly (but in any event within three (3) Business Days) deliver to the Purchaser any amounts determined pursuant to Section 1.05(g) to be due by the Seller by wire transfer of immediately available funds, as applicable, to an account or accounts designated by the Purchaser, or to the extent required or permitted pursuant to Section 1.05, from the Escrow Accounts.

(b) If the Closing shall occur prior to January 15, 2014, then the Second-Half Non-Illinois Machine Placement Adjustment shall be paid to the Seller post-Closing and shall take the form of a Seller Note, the principal amount of which shall equal 100% of such amount owed. If the Closing shall occur on or after January 15, 2014, then the Second-Half Non-Illinois Machine Placement Adjustment shall be paid at the Closing and shall take the form of a Seller Note, the principal amount of which shall equal 100% of such amount owed.

1.07 U.S. Federal Income Tax Treatment; Allocation of Purchase Price.

(a) The Seller and the Purchaser agree to treat, for U.S. federal income tax purposes (and applicable state and local tax purposes), the sale of Securities by the Seller to the Purchaser as if the Seller sold to the Purchaser all of the assets of the Company and its Subsidiaries, including for this purpose the assets of American Gaming Systems Toronto, Ltd. (“AGST”) (such assets collectively, the “Tax Purchased Assets”), in exchange for the Purchase Price (as finally adjusted determined pursuant to Section 1.05) and the assumption of the liabilities of the Company and its Subsidiaries and any other amounts treated as consideration for U.S. federal income tax purposes (such treatment, the “Transaction Tax Treatment”).

(b) The Purchaser and the Seller shall allocate the Purchase Price (as finally determined pursuant to Section 1.05), the liabilities of the Company and its Subsidiaries deemed assumed by the Purchaser and any other amounts treated as consideration for U.S. federal income tax purposes among the Tax Purchased Assets (the “Allocation”) in the manner required by Section 1060 of the Code and the Treasury Regulations promulgated thereunder in accordance with Schedule 1.07(b). The parties shall (and shall cause their respective Affiliates to) prepare and file all Tax Returns in a manner consistent with the Transaction Tax Treatment and the Allocation. None of the parties shall (and the parties shall cause their Affiliates not to) take any position in any Tax Proceeding inconsistent with the Transaction Tax Treatment or the Allocation, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law). Notwithstanding the other provisions of this Section 1.07(b) or Schedule 1.07(b), the parties agree that, to the extent relating to the Tax Purchased Assets of AGST, the Allocation shall apply solely for U.S. federal income tax purposes and the parties shall have the right to prepare Tax Returns and take positions in any Tax Proceeding, in each case for Canadian tax purposes, in a manner that is inconsistent with the Allocation.

1.08 Withholding. Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable by Purchaser pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. To the extent that any amounts are so deducted and withheld by Purchaser and are remitted to the appropriate Governmental Entity in accordance with applicable Law, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE II

CONDITIONS TO CLOSING

2.01 Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing Date:

(a) (i) the representations and warranties of the Seller contained in Sections 3.01 (Organization and Authority) and 3.02 (Title to Securities) and the representations and warranties of the Company contained in Sections 4.01(a) (Organization and Corporate Power), 4.02 (Authorization; No Breach; Valid and Binding Agreement); 4.03 (Capitalization), 4.04 (Subsidiaries), the second sentence of Section 4.05 (Financial Statements), 4.06(ii) (Absence of Certain Developments), 4.18 (Affiliated Transactions), and 4.21 (Brokerage) shall be true and correct in all respects at and as of the date of this Agreement and the time of the Closing and as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date) and (ii) the remaining representations and warranties of the Seller contained in Article III hereof and the remaining representations and warranties of the Company contained in Article IV hereof will be true and correct at and as of the date of this Agreement and time of the Closing and as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, without giving effect to any qualifications as to knowledge or materiality or a Material Adverse Effect or other qualifications contained therein (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such particular date), except in the case of this clause (ii) for such failures to be true and correct as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) the Seller and the Company shall each have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, there shall not have occurred any change, effect, development or circumstance that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(d) the waiting periods (or extensions thereof) applicable to the consummation of the transactions contemplated under this Agreement under the HSR Act shall have expired or early termination thereof shall have been granted;

(e) the Purchaser shall have received all Required Gaming Approvals set forth on Schedule 2.01(e);

(f) no judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(g) the Seller and the Company, as appropriate, shall have delivered to the Purchaser each of the following:

(i) a certificate of the Seller in the form set forth in Exhibit A, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) above have been satisfied;

(ii) a certificate of the Company in the form set forth in Exhibit B, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) above, as it relates to the Company, have been satisfied;

(iii) a certified copy of the certificate of formation of the Seller;

(iv) certified copies of the resolutions duly adopted by the Seller’s board of managers (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(v) a duly executed copy of the Escrow Agreement; and

(vi) a duly executed certificate or certificates, in form and substance reasonably satisfactory to the Purchaser, to the effect that the Purchaser is not required to withhold under section 1445 of the Code (“Section 1445”), from any of the consideration to be paid hereunder, or establishing the basis for calculating the amount of such required withholding, it being understood that the sole result of the failure of the Seller to provide such a certificate or certificates shall be that the Purchaser may withhold from the Purchase Price in accordance with Section 1445 but that the Purchaser may not withhold or delay the Closing as a result of such failure. If the Closing occurs, all closing conditions set forth in this Section 2.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser; provided that the foregoing waiver shall be without any prejudice or other impact on any indemnification claims by Purchaser under this Agreement;

(h) provided that the Purchaser has given the Seller written notice at least fourteen (14) days prior to the Purchaser’s good faith anticipated Closing Date, then no later than seven (7) days prior to the Closing Date (the “Conversion Date”), Seller shall have caused (i) AGST to convert, and AGST shall have been converted, to an Unlimited Liability Company under the laws of the Canadian provinces of Nova Scotia, Alberta or British Columbia, at the Purchaser’s election (including by continuing AGST into such jurisdictions and taking any other action required for such conversion) and (ii) AGST to file, and AGST shall have filed, an election pursuant to Treasury Regulation Section 301.7701-3 to be classified as a disregarded entity for U.S. federal income tax purposes effective as of the Conversion Date (together with clause (i), the “NSULC Conversion”); and

(i) the Seller shall have delivered to the Purchaser written and fully executed assignment agreements in form and substance reasonably satisfactory to the Purchaser providing that the inventors of the patent applications listed on Schedule 2.01(i) (the “Applicable Patents”) acknowledge that they have sold, assigned, transferred and set over, and do sell, assign, transfer and set over to AGS, LLC, its successors, legal representatives and assigns, the entire right, title, and interest throughout the world in and to the Applicable Patents, the inventions therein, and all divisions, renewals and continuations thereof, and all Patents of the United States which may be granted thereon and all reissues and extensions thereof.

2.02 Conditions to the Seller’s Obligations. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions as of the Closing Date:

(a) the representations and warranties of the Purchaser contained in Article V hereof will be true and correct in all material respects at and as of the time of the Closing as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except (i) for changes contemplated by this Agreement, and (ii) for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct in all material respects as of such particular date);

(b) the Purchaser shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) the waiting periods (or extensions thereof) applicable to the consummation of the transactions contemplated under this Agreement under the HSR Act shall have expired or early termination thereof shall have been granted;

(d) no judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) All Required Gaming Approvals set forth on Schedule 2.01(e) shall have been received; and

(f) the Purchaser shall have delivered to the Seller each of the following:

(i) a certificate in the form set forth as Exhibit C, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) above have been satisfied;

(ii) a certified copy of the charter and a true and correct copy of the bylaws (or equivalent organizational documents if the Purchaser is not a corporation) of the Purchaser;

(iii) if applicable, a duly executed copy of any Seller Note(s) due at Closing pursuant to Section 1.02(a) of this Agreement;

(iv) a duly executed copy of the Escrow Agreement; and

(v) certified copies of the resolutions duly adopted by the Purchaser’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement.

If the Closing occurs, all closing conditions set forth in this Section 2.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as set forth below.

3.01 Organization and Authority. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite limited liability company action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding legal obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.

3.02 Title to Securities. The Seller owns, beneficially and of record, those of the Securities as set forth on Schedule A, free and clear of all Liens, except for Permitted Liens, and the Securities set forth on Schedule A represent all the outstanding equity interests of the Company.

3.03 No Violation. The execution, delivery and performance by the Seller of this Agreement, and the Seller’s performance of the transactions contemplated hereby, do not violate any applicable Law, do not and will not conflict with or result in any violation of, or constitute a breach of or default under (whether with or without notice or a lapse of time or both) any provision of the certificate of formation, operating agreement or other similar organization document of the Seller, or of any other agreement or obligation to which the Seller is a party, the breach of which would impair the Seller’s ability to consummate such transactions.

3.04 No Other Notices, Reports or Filings. Except for compliance with, and the filing of a premerger notification and report form by an Affiliate of the Seller under the HSR Act, the Seller is not required to submit or cause to be submitted any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Seller in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.05 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, the Seller makes no other express or implied representations or warranties on behalf of itself or the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as set forth below, subject to the schedules accompanying this Agreement (each a “Schedule” and, collectively, the “Disclosure Schedules”). The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to the sections of this Article IV; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules if it is reasonably apparent on its face that such disclosure may be applicable to such other section of the Disclosure Schedules. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

4.01 Organization and Corporate Power.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite limited liability power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries. The Company has made available to the Purchaser complete and correct copies of the governing organizational documents of the Company as in effect on the date hereof. Neither the Company nor any of its Subsidiaries, directly or indirectly, own any interest in any Person other than the Company’s Subsidiaries.

(b) Except as set forth on Schedule 4.01(b), the Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company and its Subsidiaries to carry on their respective businesses as it is now being conducted (including under any Gaming Laws) (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 4.01(b), since December 31, 2010, there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements or default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment, suspension, revocation, nonrenewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such permit other than expirations of permits in the ordinary course of business and those such occurrences or matters which are not and would not have or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, none of the Company or its Subsidiaries is in default or violation of any Company Permit, except for any default or violation that would not have or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

4.02 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

(b) Except as set forth on Schedule 4.02(b), the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or violate any provisions of the Company’s certificate of formation or by-laws or other similar governing documents of any of the Company’s Subsidiaries.

(c) Except (i) as set forth on Schedule 4.02(c) or (ii) where the failure of any of the following to be true would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Lien upon any material assets of the Company or any of its Subsidiaries under, or require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Entity under, the provisions of any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which the Company or any of its Subsidiaries is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company or any of its Subsidiaries is subject. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 Capitalization. As of the date hereof, the outstanding equity interests of the Company consist exclusively of the Securities. The Seller is the sole record owner of all of the outstanding equity securities of the Company and owns the Securities free and clear of all Liens (other than Liens, if any, arising in connection with the outstanding Indebtedness which will be paid off at Closing and Liens pursuant to applicable securities laws). Except as set forth on Schedule 4.03, the Company does not have any equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth on Schedule 4.03, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any equity securities of any kind of the Company. Except as set forth on Schedule 4.03, there are no agreements or other obligations (contingent or otherwise) which require the Company to repurchase or otherwise acquire any equity securities of the Company. As of the date hereof, no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which members of the Company may vote were issued and outstanding.

4.04 Subsidiaries. Schedule 4.04 sets forth a true, correct and complete list of each Subsidiary of the Company as of the date hereof. Except as set forth on Schedule 4.04, each Subsidiary of the Company is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of formation, has all requisite limited liability company or partnership power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is the sole record owner of all of the outstanding equity securities of each Subsidiary and the Company owns the equity interests free and clear of all Liens (other than Permitted Liens, Liens, if any, arising in connection with the outstanding Indebtedness which will be paid off at Closing and Liens pursuant to applicable securities laws). Except as set forth on Schedule 4.04, no Subsidiary of the Company has any equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by any Subsidiary of the Company. Except as set forth on Schedule 4.04, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any equity securities of any kind of any Subsidiary of the Company. Except as set forth on Schedule 4.04, there are no agreements or other obligations (contingent or otherwise) which require the Company or one of its Subsidiaries to repurchase or otherwise acquire any equity securities of a Subsidiary of the Company.

4.05 Financial Statements. Schedule 4.05 consists of: (a) the Company’s unaudited consolidated balance sheet as of June 30, 2013 (the “Latest Balance Sheet”) and related statements of operations and comprehensive loss, and statements of cash flows as of and for the six months ended June 30, 2012 and 2013 and related disclosures (collectively, the “Latest Financial Statements”), and (b) the audited consolidated balance sheet and statements of operations and comprehensive loss and cash flows for the year ended December 31, 2012 of the Company (the “2012 Financial Statements” and, together with the Latest Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.05, the Financial Statements have been based upon the information contained in the Company’s books and records, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to the absence of footnote disclosures and other presentation items. Except as disclosed on Schedule 4.05 and as set forth on the Financial Statements, there are no off-balance sheet arrangements. Based on its most recently completed fiscal year, the Company’s sales and revenue figures are below the thresholds that would require a pre-merger notification filing in Canada under the Competition Act and the Notifiable

Transactions Regulations thereunder. Except as disclosed on Schedule 4.05, in its most recently completed fiscal year, the Company derived no revenue from sales to customers located outside of the United States and Canada and hold no assets located outside the United States and Canada.

4.06 Absence of Certain Developments. Since the date of the Latest Balance Sheet and through the date hereof, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) there has not been any change, effect or circumstance that has had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the foregoing, except as set forth on the attached Schedule 4.06, since the date of the Latest Balance Sheet and through the date hereof, neither the Company nor any of its Subsidiaries have:

(a) borrowed any amount or incurred or become subject to any liabilities (other than liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business or disclosed on the Disclosure Schedules and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements);

(b) mortgaged, pledged or subjected to any material lien, charge or other encumbrance, any of its assets, except Permitted Liens;

(c) sold, assigned or transferred any portion of its tangible assets, except in the ordinary course of business;

(d) sold, assigned or transferred any Intellectual Property;

(e) issued, sold or transferred any of its equity securities, securities convertible into its equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt;

(f) made any capital investment in, or any loan to, any other Person (other than a Subsidiary of the Company);

(g) made any Capex or commitments therefor, except in the ordinary course of business;

(h) made any loan to, or entered into any other material transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(i) entered into any employment contract with any person providing for annual compensation exceeding $200,000 per year or any collective bargaining agreement, or modified the terms of any such existing contract or agreement; or

(j) made any other material change in employment terms (including compensation) for any of its directors or officers or for any employees having employment contracts with annual payments exceeding $200,000 per year.

4.07 Title to Properties.

(a) Except as set forth on Schedule 4.07, the Company or one of its Subsidiaries owns good title to, or holds pursuant to valid, binding and enforceable leases, all of the personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens.

(b) The real property demised by the leases described on Schedule 4.07(b) (the “Leased Real Property”) constitutes all of the real property leased by the Company or its Subsidiaries. Except as set forth on Schedule 4.07(b), the Leased Real Property leases are in full force and effect, and the Company or one of its Subsidiaries holds a valid and enforceable leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws. The Company has delivered or made available to the Purchaser complete and accurate copies of each of the leases described on Schedule 4.07(b), and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Purchaser. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in default in any material respect under any of such leases. Neither the Company nor any of its Subsidiaries owns any real property.

4.08 Tax Matters. Except as set forth on Schedule 4.08:

(a) Since the date of its formation, the Company and each of its Subsidiaries (other than AGST) (i) has been classified as and properly treated as a disregarded entity for U.S. federal income tax purposes and applicable provisions of state and local law, except that the Company was treated as a partnership for such purposes prior to 2010, and (ii) has never made any election to be treated as a corporation for U.S. federal, state or local income tax purposes. Since the date of its formation and up to the Conversion Date, AGST has been classified as and properly treated as a corporation for U.S. federal income tax purposes and, immediately prior to the Conversion Date, AGST was a “controlled foreign corporation” within the meaning of Section 957(a) of the Code. Since the Conversion Date, AGST has been classified as and properly treated as a disregarded entity for U.S. federal income tax purposes and applicable provisions of state and local law.

(b) All Tax Returns filed by the Company and each of its Subsidiaries during the previous three (3) years are listed on Schedule 4.08. All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by the Company and each of its Subsidiaries have been fully and properly paid, withheld or accrued. Each of the Company and each of its Subsidiaries (i) has properly withheld, deducted and collected all amounts required to be withheld, deducted and collected with respect to Taxes under all applicable Laws and, to the extent required by applicable Laws, has properly remitted such amounts to the appropriate Governmental Entities or caused such amounts to be set aside in segregated accounts properly established for such purpose and (ii) has otherwise complied, in all material respects, with all applicable Laws (including information reporting requirements) relating to the withholding, collection and remittance of Taxes with respect to any payments made to or received from any employee, independent contractor, customer, or other third party.

(c) There are no audits, disputes, examinations, claims or other proceedings with respect to Taxes or Tax Returns (each, a “Tax Proceeding”) pending or threatened in writing regarding any material Tax or Tax Return of the Company or any of its Subsidiaries. No jurisdiction in which the Company or any of its Subsidiaries, respectively, does not file Tax Returns has made a claim in writing that the Company or such Subsidiary is required to file Tax Returns or may be subject to taxation in such jurisdiction. There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except for Permitted Liens.

(d) Neither the Company nor any of its Subsidiaries have waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(e) None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Period as a result of any (i) adjustment required by reason of a change in method of accounting under Section 481(c) of the Code (or any similar provision of state, local or foreign Tax Law) prior to the Closing, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law), (iii) installment sale, intercompany transaction or open transaction made or entered into prior to the Closing, (iv) prepaid amount received prior to the Closing or (v) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Tax Law).

(f) None of the Company or any of its Subsidiaries (i) is a party to, bound by, or obligated under any Tax sharing, allocation, indemnity or similar agreement or arrangement (other than any agreement or arrangement solely among the Company and/or any of its Subsidiaries), (ii) is or was a member of any consolidated, combined, unitary or affiliated group for Tax purposes (other than any group of which the Company is or was the common parent), (iii) has any Liability for Taxes of any other Person under applicable Law, as a transferee or successor, by contract or otherwise, except for contracts entered into in the ordinary course of business and not primarily relating to Taxes (e.g., leases), or (iv) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code within two (2) years prior to the date of this Agreement or otherwise pursuant to a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code) of which the transaction contemplated pursuant to this Agreement is also a part. Sections 4.03 and 4.04 are incorporated in this Section 4.08 by reference.

(g) None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any similar provision of state, local or foreign tax law).

(h) The Company and its Subsidiaries have complied in all material respects with all applicable Laws regarding transfer pricing (including, without limitation, Section 482 of the Code and the Treasury Regulations promulgated thereunder) and all transfer pricing arrangements entered into by the Company and its Subsidiaries are at arm’s length.

(i) Neither the Company nor any Subsidiary of the Company owns any equity interest in any Person for U.S. federal income tax purposes (other than, as of the date hereof, but not as of any time following the Conversion Date, AGST).

(j) Since the date of the Latest Balance Sheet, neither the Company nor any Subsidiary has taken any action that would constitute a breach of Section 6.01(u) determined as if Section 6.01(u) applied during such period.

4.09 Contracts and Commitments.

(a) Except as set forth on Schedule 4.09 (each item disclosed on Schedule 4.09, a “Company Material Contract”), neither the Company nor any of its Subsidiaries are party to any of the following as of the date hereof (the following being referred to collectively as “Company Material Contracts”):

(i) collective bargaining agreement or contract with any labor union with respect to employees of the Company or any of its Subsidiaries;

(ii) written bonus, pension, profit sharing, retirement or other form of deferred compensation plan with respect to employees of the Company or any of its Subsidiaries, other than as described in Section 4.14 or the Disclosure Schedules relating thereto;

(iii) contract or agreement for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for fixed compensation in excess of $200,000 per annum with respect to employees of the Company or any of its Subsidiaries;

(iv) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of the Company or any of its Subsidiaries;

(v) guaranty of any obligation for borrowed money or other material guaranty;

(vi) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $200,000;

(vii) contract or agreement for the purchase or sale of products or services which provides for annual payments or, with respect to the Company’s sales, annual revenues, in excess of $250,000 during the trailing twelve (12)-month period ending on the date of the Latest Balance Sheet, or any or group of related contracts or agreements with the same party for the purchase or sale of products or services which provide for annual payments or, with respect to the Company’s sales, annual revenues, in excess of $500,000 during the trailing twelve (12)-month period ending on the date of the Latest Balance Sheet;

(viii) contract or agreement relating to any completed business acquisition by the Company or any of its Subsidiaries within the last two (2) years;

(ix) contract or agreement that creates or governs the operation of a joint venture, alliance or partnership;

(x) contract or agreement that obligates the Company or any of its Subsidiaries to make any Capex in excess of $500,000, or group of related contracts or agreements that obligates the Company or any of its Subsidiaries to make any Capex in excess of $750,000;

(xi) material license or agreement pursuant to which the Company or any of its Subsidiaries obtains rights to use any third party Intellectual Property (excluding licenses granting the Company or any of its Subsidiaries rights to use readily available commercial software that is generally available on nondiscriminatory pricing terms);

(xii) any acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement ((x) which has not yet been consummated, (y) which provides for additional payments, incentives or earn-outs by the Company or any of its subsidiaries or (z) which obligates the Company or any of its Subsidiaries to provide indemnification or a guarantee that would reasonably be expected to result in payments in excess of $200,000;

(xiii) contract or agreement that is material to the Company and its Subsidiaries, taken as a whole, and would require any consent or approval of a counterparty as a result of the entering into this Agreement or consummation of the transactions contemplated by this Agreement;

(xiv) contract or agreement which limits or prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world; or

(xv) any non-compete, exclusivity or other contract (other than this Agreement) that would bind, restrict or otherwise impact (or purport to do so) the Purchaser or any Affiliate of the Purchaser (other than the Company and its Subsidiaries).

(b) The Purchaser has been given access to, a true and correct copy of all written Company Material Contracts, together with all material amendments, waivers or other changes thereto in the data room no less than 48 hours prior to the date hereof.

(c) Neither the Company nor any of its Subsidiaries are in default under any Company Material Contract, except (i) as disclosed on Schedule 4.09(c) or (ii) for any de minimus default under such Company Material Contract. Except as otherwise described in the Disclosure Schedules, all Company Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or one of its Subsidiaries and are enforceable against the Company or one of its Subsidiaries as applicable in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.10 Intellectual Property. Schedule 4.10 sets forth, for any Company Intellectual Property, a complete and accurate (in all material respects) list of all (i) patents and patent applications; (ii) trademark registrations and applications; (iii) Internet domain name registrations; and (iv) copyright registrations and applications. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or as set forth in Schedule 4.10, the registrations set forth in Schedule 4.10 are in effect and subsisting, and the Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner(s) of all of the Company Intellectual Property items set forth in Schedule 4.10. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the conduct of the Business does not infringe or otherwise violate any Person’s Intellectual Property rights, and there is no such claim pending or threatened against the Company or any of its Subsidiaries, and to the Company’s Knowledge, no Person is infringing or otherwise violating any of the Company Intellectual Property, and no such claims are pending or threatened against any Person by the Company or any of its Subsidiaries. This Section 4.10 constitutes the sole and exclusive representations and warranties of the Company with respect to any Intellectual Property matters.

4.11 Litigation. Schedule 4.11 contains a true, correct and complete list of all actions, suits or proceedings to which the Company or any of its Subsidiaries is a party as of the date of this Agreement. Except as set forth on Schedule 4.11, there are no actions, suits or proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Entity, which if determined adversely to the Company or any of its Subsidiaries could result in a Liability to the Company and its Subsidiaries in excess of $125,000, individually or in the aggregate, or that would reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries are subject to any outstanding judgment, order or decree of any Governmental Entity.

4.12 Governmental Consents, etc. Except as set forth on the attached Schedule 4.12, no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company and its Subsidiaries of any other transaction contemplated hereby.

4.13 Gaming Approvals. Except as set forth in Schedule 4.13, (i) there have been no adversarial proceedings to rescind or suspend the Company’s, or any of its Subsidiary’s, gaming licenses, approvals, or related findings of suitability since December 31, 2010, and (ii) to the Knowledge of the Company, (x) no Gaming Authority is investigating the Company or any of its Subsidiaries other than in connection with ordinary course, routine or periodic investigations and (y) no Gaming Authority has concluded that the Company or any of its Subsidiaries has violated, breached or is otherwise not in compliance with any applicable Gaming Law.

4.14 Employee Benefit Plans.

(a) Schedule 4.14(a) lists the name of each Plan (other than any employment agreement providing for fixed compensation in an amount less than $200,000 per annum with respect to employees of the Company or any of its Subsidiaries, except that any employment agreement or employment letter that provides for severance or noncompetition payments (regardless of the level of fixed compensation) shall be on Schedule 4.14(a)). Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan, and, to the Knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would adversely affect such qualification or tax-exempt status. Each Plan complies in form and in operation in all material respects with the terms of the applicable Plan and applicable Law, including the Code and ERISA, except where any failure to comply would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) With respect to the Plans, all required contributions have been made or properly accrued, except where the failure to make or accrue for such contributions would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company has made available to the Purchaser true and complete copies of (i) each Plan and any material amendments thereto (or a written plan description if no such plan document exists), (ii) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications, (iii) the most recent determination letter received from the Internal Revenue Service regarding the Plans, if any, and (iv) the latest Form 5500 annual report for each Plan for which a Form 5500 annual report is required by applicable Law.

(d) Except as set forth on Schedule 4.14(d): (i) none of the Company, any of its Subsidiaries or any other Person that, together with the Company or any of its Subsidiaries, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, maintains, sponsors, contributes to or has any Liability with respect to or has at any time maintained, sponsored, contributed to or had any Liability with respect to, (A) any employee benefit plan that is subject to Title IV of ERISA, (B) any Multiemployer Plan, (C) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (D) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) and (ii) neither the Company nor any of its Subsidiaries have any obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable law and at no expense to the Company or any of its Subsidiaries.

(e) Except as set forth on Schedule 4.14(e), neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events) (i) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries or any group of such employees, consultants or directors to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit, including, but not limited to, the acceleration of the vesting and exercisability of any equity awards, whether or not contingent; (iv) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Plan or related trust; or (v) require the funding of any trust or other funding vehicle. No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(f) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, or to the Knowledge of the Company, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in a material Liability of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have taken any action to take corrective action or make a filing under any voluntary correction program of any Governmental Entity with respect to any Plan.

(g) With respect to any Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) (i) such Plan has been operated in good faith compliance with Section 409A of the Code and the guidance issued thereunder, (ii) such plan complies in all material respects in form with Section 409A of the Code and the guidance issued thereunder and (iii) the transactions contemplated by this Agreement will not result in Section 409A of the Code imposing any adverse tax consequences to the participants in such Plan (including the inclusion in income of deferred amounts or any additional tax pursuant to Section 409A(a)(1)(B) of the Code). The Company has not been required to report to any Governmental Entity any corrections made or taxes due as a result of a failure to comply with Section 409A of the Code.

(h) Each Plan that is primarily maintained and administered outside of the United States has been maintained, funded and administered in all material respects in accordance with applicable Laws and the requirements of such Plan’s governing documents and any applicable collective bargaining agreements. No Plan is a registered pension plan, as that term is defined in the Income Tax Act (Canada), or a supplementary pension plan, neither the Company nor any of its Subsidiaries have ever established, maintained, sponsored or contributed to a registered pension plan or supplementary pension plan, and no Plan has any unfunded or underfunded Liabilities.

(i) This Section 4.14 constitutes the sole and exclusive representations and warranties of the Company with respect to any employee benefit plans or other similar matters.

4.15 Insurance. All policies of insurance or fidelity bonds maintained by the Company and its Subsidiaries are in full force and effect and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries are in material default with respect to its payment obligations under any such policies. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks in accordance with normal industry practice. Schedule 4.15 contains a true, complete and correct list of all material insurance policies and bonds currently held by the Company, including those covering its properties, buildings, equipment, fixtures, employees and operations (each, a “Company Insurance Policy”). Such list specifies with respect to each such policy the policy number, premium, insurer(s), policy limits and deductibles and policy period. The Company and its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, any of the Company or any of its Subsidiaries. To the Knowledge of the Company, each proceeding with respect to any claim covered by any Company Insurance Policy has been properly reported and accepted by the applicable insurance carrier.

4.16 Compliance with Laws. The Company and its Subsidiaries are, and since December 31, 2010 have been, in material compliance with all applicable laws and regulations of all Governmental Entities that are necessary for the operation of the Business, including all applicable Gaming Laws.

4.17 Environmental Compliance and Conditions. Except as set forth on Schedule 4.17:

(a) The Company and its Subsidiaries have obtained and possess all material permits, licenses and other authorizations required under federal, state and local laws and regulations concerning occupational health and safety, pollution or protection of the environment that were enacted and in effect on or prior to the Closing Date, including all such laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste or relating to pollution, contamination, cleanup, preservation, reclamation or protection of human health or the environment (“Environmental and Safety Requirements”), except where the failure to possess such licenses, permits and authorizations would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and its Subsidiaries are in compliance with all terms and conditions of such permits, licenses and authorizations and are also in compliance with all other Environmental and Safety Requirements or any written notice or demand letter issued, entered, promulgated or approved thereunder, except where the failure to comply would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries have received, within the two (2) years prior to the date hereof, any written notice of violations or liabilities arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Company, its Subsidiaries or their respective facilities and arising under Environmental and Safety Requirements, the subject of which is unresolved and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) This Section 4.17 constitutes the sole and exclusive representations and warranties of the Company with respect to any environmental, health or safety matters, including without limitation any arising under Environmental and Safety Requirements.

4.18 Affiliated Transactions. Except as set forth on Schedule 4.18, to the Company’s Knowledge, no officer, member of the board of managers, director or Affiliate of the Company or any of its Subsidiaries or any individual in such officer’s or director’s immediate family is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any property used by the Company or any of its Subsidiaries.

4.19 Employees. Except as set forth on Schedule 4.19, neither the Company nor any of its Subsidiaries have experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years. Neither the Company nor any of its Subsidiaries has committed any unfair labor practice. Except as set forth on Schedule 4.19, to the Company’s Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries. Except as set forth on Schedule 4.19, the Company has not received any written notification of any material grievances, complaints or charges that have been filed against the Company or any of its Subsidiaries under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed. Except as set forth on Schedule 4.19, no collective bargaining agreements are in effect or are currently being negotiated by the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws in respect of employment, employment practices, labor, terms and conditions of employment, classification of employees and independent contractors, and wages and hours and the Company and its Subsidiaries are and have been in material compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 or any similar foreign, state or local law.

4.20 Undisclosed Liabilities. Except for Liabilities, (a) set forth on Schedule 4.20, or (b) under the executory portion of any contract, agreement, sales or purchase order, commitment or other instrument of any kind, whether written or oral, to which the Company or any of its Subsidiaries is a party (but excluding any Liability for breach, penalty or default thereof), or (c) incurred in the usual and ordinary course of business subsequent to the date of the Latest Balance Sheet, or (d) that, individually or in the aggregate, would not have or would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), neither the Company nor any of its Subsidiaries has incurred any Liabilities of any nature.

4.21 Brokerage. Except for the fees and expenses of Macquarie Capital (USA) Inc., which are the sole responsibility of the Seller, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.

4.22 Customers.

(a) Schedule 4.22 sets forth the names of the ten (10) largest customers of the Company or its Subsidiaries, taken as a whole, as measured by the revenues with respect to such customers for the last twelve (12) months ended July 31, 2013 (the “Core Customers”) and a list of the revenues for each such Core Customer for the last twelve (12) months ended July 31, 2013.

(b) To the Knowledge of the Company, as of the date of this Agreement no Core Customer intends to (i) terminate the handling of business by the Company and its Subsidiaries or (ii) reduce in any significant respect the handling of business by the Company and its Subsidiaries.

4.23 Installed Units. Schedule 4.23 contains a true, correct and complete list of all installed units of the Company and its Subsidiaries by customer as of each of June 30, 2013 and July 31, 2013. As of June 30, 2013, there were 790 installed units of the Company and its Subsidiaries in the State of Illinois and 7,235 installed units of the Company and its Subsidiaries outside the State of Illinois and as of July 31, 2013, there were 835 installed units of the Company and its Subsidiaries in the State of Illinois and 7,133 installed units of the Company and its Subsidiaries outside the State of Illinois.

4.24 Route Management System. Schedule 4.24 sets forth a complete list of all contracts pursuant to which the Company or its Subsidiaries will be obligated to provide the Route Management System (“RMS”) upon approval of such system by the Illinois Gaming Board; provided, that pursuant to the express terms of such contracts, the Company and/or its Subsidiaries are not required to seek approval from the Illinois Gaming Board for the RMS and in the event that the Illinois Gaming Board denies approval of the RMS, none of the express terms of the contracts listed on Schedule 4.24 requires the Company and/or its Subsidiaries to provide the RMS to any customers.

4.25 NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (INCLUDING THE DISCLOSURE SCHEDULES), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, ITS SUBSIDIARIES, THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE CONDITION OF THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES SHALL BE “AS IS” AND “WHERE IS”. THE COMPANY IS NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) TO THE PURCHASER WITH RESPECT TO ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF THE COMPANY OR WITH RESPECT TO ANY INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) THAT THIRD PARTIES PROVIDED TO THE PURCHASER OR ITS COUNSEL, ACCOUNTANTS OR OTHER ADVISORS WITH RESPECT TO THE COMPANY OR THE BUSINESS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that:

5.01 Organization and Corporate Power. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder. The Purchaser is an indirect wholly-owned Subsidiary of AP Gaming Holdco, Inc., a Delaware corporation, which is directly or indirectly owned by the Equity Financing Sources.

5.02 Authorization. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Purchaser and assuming that this Agreement is a valid and binding obligation of the Seller, this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

5.03 No Violation. The Purchaser is not subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable law, or rule or regulation of any Governmental Entity, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.04 Governmental Entities; Consents. Except (a) as set forth on Schedule 5.04 (which shall include any required Gaming Approvals) and (b) for compliance with, and the filing of a premerger notification and report form by the Purchaser under the HSR Act, the Purchaser is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05 Litigation. To the Knowledge of the Purchaser, there are no actions, suits or proceedings pending or threatened against the Purchaser at law or in equity, or before or by any Governmental Entity, which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby. The Purchaser is not subject to any outstanding judgment, order or decree of any Governmental Entity.

5.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

5.07 Investment Representation. The Purchaser is acquiring the Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Securities. The Purchaser acknowledges that the Securities have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933, as amended, and the Securities are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.

5.08 Financing. The Purchaser has delivered to the Company (i) binding debt financing commitment letters from financial institutions and lenders (collectively, the “Lenders”) providing for, subject to the terms and conditions set forth therein, commitments to provide the amounts set forth therein to the Purchaser for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”), the complete, accurate and fully executed copies of which letters are attached hereto as Exhibit D (the “Debt Commitment Letters”), and (ii) a binding equity financing commitment letter from Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P. and Apollo Overseas Partners VIII, L.P. (the “Equity Financing Sources” and, together with the Debt Financing Sources, the “Financing Sources”) providing for, subject to the terms and conditions set forth therein, commitments to invest the amount set forth therein for the purpose of financing the transactions contemplated by this Agreement (the “Equity Financing” and, together with the Debt Financing, the “Financing”), the complete, accurate and fully executed copies of which letters are attached hereto as Exhibit E (the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Commitment Letters”). As of the date hereof, the Debt Commitment Letters (together with the ancillary documents referenced therein or delivered to the Company’s counsel) constitute all of the agreements entered into between the respective Financing Sources and/or its Affiliates and the Purchaser and its Affiliates with respect to the financing arrangements contemplated thereby. The Commitment Letters, in the forms provided to the Company by the Purchaser (except to the extent amended, restated or replaced after the date hereof in accordance with the terms of this Agreement), are in full force and effect and, as of the date of this Agreement, have not been modified or amended in any respect and no such modification or amendment is contemplated as of the date of this Agreement. Based upon facts and events known by the Purchaser as of the date of this Agreement, and assuming the satisfaction of the conditions set forth in clauses (a), (b) and (c) of Section 2.01, the Purchaser has no reason to believe that (x) such debt and equity commitments shall not be funded or (y) there are any conditions to the funding of such commitments or the drawing of such credit facilities in respect of such commitments which cannot be satisfied by the Purchaser as of the date hereof and as of the Closing Date. As of the date hereof, the Purchaser has not made any material misrepresentation or omitted to state any material fact with respect to the Purchaser in connection with obtaining such Commitment Letters commitments. Assuming the Financing is funded in accordance with the Financing Commitments and the satisfaction of the conditions set forth in clauses (a), (b) and (c) of Section 2.01, the aggregate proceeds from the Financing, together with any available cash of the Purchaser, constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient in amount to provide the Purchaser with the funds necessary for it to pay the cash portion of the Closing Purchase Price (the “Required Payment Amount”).

5.09 Gaming Approvals and Licensing Matters. Neither the Purchaser nor, to the knowledge of the Purchaser, any of its officers, directors or controlled Affiliates or any beneficial owner of five percent (5%) or more of the voting capital stock of the Purchaser, in each case who or which will be required to be licensed or found suitable under applicable Gaming Laws in connection with the consummation of the transactions contemplated by this Agreement, have ever been denied a gaming license, approval, or related finding of suitability by any Gaming Authority, or had any gaming license or approval revoked or suspended. As of the date hereof, to the knowledge of the Purchaser, there are no facts or circumstances with respect to the Purchaser or any of its Affiliates (insofar as such Affiliate-owned interest would be attributable to the Purchaser under any applicable Gaming Law) that would prevent or materially delay receipt of any Gaming Approvals.

5.10 Solvency. Assuming the satisfaction of the conditions set forth in Sections 2.01(a), (b) and (c) and that the representations and warranties of the Seller and the Company are true and correct as of the Closing Date, immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser, the Company and its Subsidiaries, on a consolidated basis, shall be Solvent. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any Person: (a) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries, taken as a whole; (b) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole; and (c) such Person and its Subsidiaries, taken as a whole, do not have debts, including current obligations, beyond their ability to pay or refinance such debts as they mature in the ordinary course of business.

ARTICLE VI

COVENANTS OF THE SELLER AND THE COMPANY

6.01 Conduct of the Business. From the date hereof until the earlier of the Closing Date and the termination of this Agreement, except (i) as expressly required hereunder, (ii) as required or restricted by applicable Law, (iii) unless the Purchaser shall have previously consented in writing (which consent will not be unreasonably withheld, conditioned or delayed) or (iv) as set forth on Schedule 6.01, the Seller and the Company shall, and shall cause each of its respective Subsidiaries to, carry on its business in all material respects in the ordinary course of business and to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organizations and to preserve the goodwill of and maintain satisfactory relationships with those Persons having material business relationships with the Company or any of its Subsidiaries; without limiting the foregoing, the Company shall not, and shall not permit any of its Subsidiaries, to:

(a) issue, sell or deliver any equity securities of the Company or any of its Subsidiaries or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any equity securities of the Company or any of its Subsidiaries;

(b) declare, authorize, make, pay or effect any recapitalization, reclassification, stock dividend, stock split or like change of the Company’s capitalization or the capitalization of any Subsidiary of the Company or other distribution, payable in stock or property (exclusive of cash), with respect to the Company’s or any of its Subsidiaries’ equity interests;

(c) except as otherwise required to consummate the transactions contemplated hereby, amend the Company’s or any of the Company’s Subsidiaries’ certificate of formation or by-laws (or equivalent organizational document);

(d) sell, assign, transfer, dispose of, lease, license, mortgage, pledge or encumber any assets of the Company or its Subsidiaries (taken as a whole) (such actions, “Asset Sales”, except for (i) dispositions of inventory, (ii) dispositions of assets that are obsolete, unmerchantable or otherwise unsalable or unusable, (iii) sales, leases and subleases of gaming machines, serves, bases, chairs and similar equipment related thereto, (iv) for other Asset Sales not to exceed $50,000 individually or $250,000 in the aggregate and (v) Permitted Liens; in the case of each of the foregoing (i) – (iii), in the ordinary course of business, and in the case of each of the foregoing (i) – (iv), for consideration at least equal to fair market value;

(e) acquire (including by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division or substantially all of the assets thereof or equity interests therein, except with respect to such acquisitions with purchase prices (including assumed indebtedness for borrowed money) not exceeding $125,000 individually or in the aggregate;

(f) except as permitted clause (g) immediately below, make any capital investment in, or any loan to, any other Person (other than a wholly owned Subsidiary);

(g) make or agree to make any Capex or commitments therefor, except for (i) Capex or commitments therefor in connection with building new machines to fulfill additional customer orders in the ordinary course of business, or (ii) otherwise in the ordinary course of business;

(h) fail to make or cause to be made Capex in the ordinary course of business;

(i) incur, create or assume any Indebtedness, except for Indebtedness (i) incurred under the Credit Facility, (ii) incurred under letters of credit in the ordinary course of business, or (iii) for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement, in the case of the foregoing (i) – (iii), that will be repaid in full as part of the Closing Indebtedness pursuant to Section 1.04(d) or as otherwise permitted pursuant to subsection (j) immediately below;

(j) except for wholly owned Subsidiaries of the Company, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

(k) mortgage, pledge or otherwise encumber any of its material assets (tangible or intangible), including capital stock of Subsidiaries, or create, assume or suffer to exist any Liens thereon, except in each case for Liens existing as of the date hereof and other Permitted Liens;

(l) materially modify, amend, cancel or terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract, or enter into any contract which, if entered into prior to the date hereof, would be a Company Material Contract;

(m) (i) loan, advance, invest or make a capital contribution to or in any Person, other than a Subsidiary of the Company (other than customer financing in the ordinary course of business not to exceed $250,000 individually or $1,000,000 in the aggregate), or (ii) enter into any new line of business outside of its existing business or engage in the conduct of business that would require the receipt of any additional Gaming Approvals or consents or approvals of a Governmental Entity in connection with the consummation of the transactions contemplated hereby;

(n) make any material change in financial accounting in effect at December 31, 2012, except (i) as required by GAAP, Regulation S-X under the Securities Exchange Act of 1934, as amended, or a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization) or (ii) as required by a change in applicable Law;

(o) waive, release, assign, settle or compromise any (i) governmental complaint, investigation or proceeding or (ii) claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation arising in connection with this Agreement or the transactions contemplated hereby) or other proceedings other than in the case of the foregoing clause (ii), settlements of, or compromises (A) that do not impose equitable relief on, or involve the admission of wrongdoing by, the Company or any of its Subsidiaries or any of its officers, managers or directors and (B) where the amounts paid or to be paid are less than $125,000 individually or in the aggregate;

(p) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(q) incur, pay or commit or become obligated to pay fees, expenses or commissions to be paid to financial, legal and other advisors in connection with consummation of the transactions contemplated by this Agreement to the extent the Company or any of its Subsidiaries would have any liability therefor following the Closing;

(r) except (x) to the extent required by applicable Law or the existing terms of any Plan or (y) in order to comply with the terms of this Agreement, (i) increase in any manner the amount, rate or terms of compensation of any of the Company’s directors or employees, except for ordinary course merit-based increases in the base salary of employees (other than directors or executive officers) consistent with past practice and not to exceed 3% (annualized) for any employee; (ii) enter into, adopt, become a party to, terminate, amend, commence participation in, terminate or commit itself to the adoption of any Plan or plan that would be a Plan if in effect as of the date hereof; (iii) accelerate the vesting or payment of any compensation or benefits payable under any existing Plan; (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Plan; (v) terminate the employment or services of any employee with annual compensation (including bonus) in excess of $130,000 other than for cause; or (vi) hire any officer, employee, independent contractor or consultant for annual compensation (including bonus) in excess of $130,000, other than in connection with the replacement of a substantially similar officer, employee, independent contractor or consultant who is no longer providing service to the Company or its Subsidiaries;

(s) except (x) to the extent required by applicable Law or the existing terms of any Plan or (y) in order to comply with the terms of this Agreement, grant, amend, confer or award, or accelerate the vesting or settlement of, options, convertible securities, restricted stock, restricted stock units, unrestricted stock or stock units, or other rights to acquire any capital stock of the Company or any of its Subsidiaries or any equity-based award based in whole or in part on the capital stock of the Company or any of its Subsidiaries, whether settled in cash, securities or other property, or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any Plan;

(t) make any material loan to, or enter into any other material transaction with, any of directors, officers, and employees of the Company outside the ordinary course of business;

(u) fail to maintain all Cash held in escrow as collateral on the Company’s surety bonds of $200,000 as of June 30, 2013; or

(v) (A) make, change or revoke any material Tax election or method of Tax accounting, (B) amend any material Tax Return or file a material claim for refund of Taxes or file any material Tax Return in a manner not consistent with past practice, (C) settle or compromise any Tax Proceeding with respect to a material amount of Taxes, or (D) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) or file any request for rulings with any Governmental Entity.

Notwithstanding anything to the contrary contained in this Section 6.01, subject to maintaining Minimum Operating Cash, the Seller and/or the Company may use all available Cash to (A) repay any Indebtedness prior to the Closing, (B) declare and pay any dividends with respect to the Company’s equity interests or (C) redeem any of the Company’s outstanding equity securities.

6.02 Access to Books and Records. From the date hereof until the earlier of the Closing Date and the termination of this Agreement, the Company shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with reasonable access during normal business hours and upon reasonable prior notice to the offices, properties, books and records of the Company and its Subsidiaries, in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Business and the Company; provided that such access shall not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries. The Purchaser acknowledges that it remains bound by the Confidentiality and Non-Disclosure Agreement, dated May 20, 2013 (the “Confidentiality Agreement”). Reasonably promptly after the last day of each month between the date hereof and the Closing, the Company shall send a notice (which may be via e-mail) to the Purchaser with the number of installed units of the Company and its Subsidiaries in the State of Illinois and outside the State of Illinois.

6.03 Section 280G Member Approval. Prior to the Closing Date, the Seller shall submit to a vote of the members of the Seller for their determination all payments or benefits that in the absence of such a vote could reasonably be viewed as “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), made to any individuals that are “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder). Such member vote shall meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, and shall be in a form reasonably satisfactory to the Purchaser.

6.04 Notification. From the date hereof until the Closing Date, the Seller and the Company, respectively, shall disclose to the Purchaser in writing (in the form of updated Disclosure Schedules) any material variances from the representations, warranties and covenants made by the Seller or the Company herein. For the avoidance of doubt, such disclosures shall amend and supplement the appropriate Disclosure Schedules delivered on the date hereof for information purposes only, and the delivery of any such updated Disclosure Schedules will not be deemed to have cured in any way any misrepresentation or breach of warranty that otherwise exists hereunder by reason of such variance or inaccuracy and the Purchaser shall retain full rights regarding any claims (whether for indemnification or otherwise) against the Seller, the Company or any other Person for any such variance or inaccuracy.

6.05 No Solicitation. From the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, the Seller shall not, and shall cause the Company and its Subsidiaries and Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly facilitate or encourage (including by way of providing information) the submission of any requests, proposals or offers that constitute or would reasonably be expected to lead to the making of any Acquisition Proposal or (ii) engage in negotiations or discussions with, or furnish any information to, any third party relating to an Acquisition Proposal or otherwise cooperate with or assist or participate in, or knowingly facilitate any such requests, proposals, offers, discussions or negotiations. The Seller and the Company shall immediately cease and cause its and their Subsidiaries and Representatives to immediately terminate any solicitation, encouragement, discussion or negotiation or cooperation with or assistance or participation in, or facilitation of any such inquiries, proposals, discussions or negotiations with, any Persons conducted by the Seller, the Company, its Subsidiaries, or any of their respective Representatives with respect to any Acquisition Proposal and instruct to be returned or destroyed all nonpublic information provided by or on behalf of the Company or any of its Subsidiaries to such Person.

6.06 Financing Cooperation.

(a) Subject to Section 7.05, prior to the Closing, the Company shall use its reasonable best efforts to, and shall cause its Subsidiaries to use their respective reasonable best efforts to, and shall use reasonable best efforts to cause their respective Representatives to, reasonably cooperate, and take such actions as the Purchaser may reasonably request, in connection with the arrangement of the Debt Financing, which cooperation by the Company will consist of the following (in each case, all at the Purchaser’s sole cost and expense):

(i) as promptly as practicable, (x) furnishing the Purchaser, the Lenders and their respective Representatives with the Required Information contemplated by the debt Commitment Letter, including all information required by clauses (3) and (4) of Exhibit B to the Debt Commitment Letter, and reasonably cooperating with the Purchaser in furnishing the Purchaser, the Lenders and their respective Representatives with any other Required Information; provided, that the Company shall only be required to reasonably cooperate in furnishing pro forma financial statements or forecasts if the Purchaser has provided the Company with information relating to the proposed debt and equity capitalization that is required for such pro forma financial information in financial reports, and (y) informing the Purchaser if there is any fact to the Knowledge of the Company that would be reasonably expected to require the restatement of any such financial statements to comply with GAAP;

(ii) using commercially reasonable efforts to cooperate with the marketing efforts of the Purchaser and its Debt Financing Sources for all or any portion of the Debt Financing, including causing its senior officers to be available, during normal business hours and upon reasonable advance notice, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing and assisting the Purchaser in obtaining ratings as contemplated by the Financing;

(iii) using commercially reasonable efforts to assist with the preparation of materials for rating agency presentations, bank confidential information memoranda and similar documents reasonably required in connection with debt financings, including the execution and delivery of customary representation letters in connection with bank confidential information memoranda; provided, that any such materials shall contain disclosure and pro forma financial statements, if required, reflecting the Purchaser and/or its Subsidiaries as the obligor;

(iv) furnishing the Purchaser and its Lenders with documents or other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2011;

(v) using commercially reasonable efforts to (A) obtain accountants’ consents to the use of such accountants’ audit reports relating to the Company and its Subsidiaries and (B) cause such accountants to provide, on customary terms and consistent with such accountants’ customary practice, reasonable assistance in the preparation of pro forma financial statements and reasonable assistance and cooperation to the Purchaser, including attending accounting due diligence sessions;

(vi) providing audited annual financial statements within ninety (90) days following the end of each fiscal year prior to the Closing Date and unaudited quarterly financial statements within forty-five (45) days following the end of each fiscal quarter prior to the Closing Date and using reasonable best efforts to provide monthly financial statements (excluding footnotes) within thirty (30) days following the end of each month prior to the Closing Date;

(vii) executing and delivering customary pledge and security documents, and otherwise granting liens on the assets of the Company or any of its Subsidiaries pursuant to such agreements as may be reasonably requested (provided, that no obligation of the Company or any of its Subsidiaries under any such agreement, pledge or grant shall be effective until the Closing has occurred), and executing and delivering other definitive financing documents, or certificates, or documents as may be reasonably requested by the Purchaser (including a customary certificate of the chief financial officer of the Company or any of its Subsidiaries (in such person’s capacity solely as an officer and in no event in such person’s individual capacity) with respect to solvency matters in the form set forth as an exhibit to the Debt Commitment Letter and otherwise facilitating the pledging of collateral and obtaining surveys and title insurance and estoppel letters as reasonably requested by the Purchaser);

(viii) delivering notices of prepayment or termination within the time periods required by the relevant agreements governing indebtedness, including the Credit Facility, and obtaining customary and otherwise mutually acceptable payoff letters, lien terminations and instruments of discharge or releases to be delivered at the Closing;

(ix) assisting the Purchaser in obtaining customary waivers, consents, estoppels and approvals from other parties to material licenses, leases, encumbrances and other material contracts to which the Company or any of its Subsidiary is a party and, if reasonably deemed necessary by the Purchaser) to arrange mutually convenient discussions among the Purchaser, its Lenders and their respective Representatives with other parties to material leases, encumbrances and contracts as of the Closing;

(x) taking all commercially reasonable actions necessary to (A) permit the Lenders and the prospective lenders involved in the Debt Financing (through any Lender) to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations reasonable and customary for financings at mutually arranged times and (B) establish bank and other accounts and blocked account agreements and lock-box arrangements to the extent necessary in connection with the Debt Financing; and

(xi) taking all corporate actions (including signing resolutions or taking similar actions approving the Debt Financing), subject to the occurrence of the Closing, reasonably requested by the Purchaser and within the control of the Company and its Subsidiaries that are necessary or customary to permit the consummation of the Debt Financing.

(b) Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Subsidiaries shall be required to (A) pay any commitment or other similar fee prior to the Closing, (B) incur any liability of any kind (or cause their respective Representatives to incur any liability of any kind) in connection with the Financing prior to the Closing, (C) enter into any agreement or commitment in connection with the Debt Financing that is not conditioned on the occurrence of the Closing and does not terminate without liability to the Company or any of its Subsidiaries upon failure of the Closing to occur in accordance with this Agreement, or (D) take any action that would (1) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (2) cause any representation or warranty in this Agreement to be breached, (3) cause any director, manager, agent, officer or employee of the Company or any of its Subsidiaries to incur any personal liability or (4) require the Company to provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries; provided, that the Company shall give notice to the Purchaser of the fact that it is withholding cooperation due to any such circumstance contemplated by this sentence based on its reasonable determination and thereafter the Company and the Purchaser shall use their reasonable best efforts to cause such cooperation rendered in a manner that cures, or would not reasonably be expected to result in, such circumstance.

(c) If the Closing does not occur, the Company, its Subsidiaries and their respective Representatives (collectively, the “6.06 Indemnitees”) shall be indemnified and held harmless by the Purchaser for and against any and all out of pocket costs incurred in connection with complying with the covenants imposed upon the Company and its Subsidiaries pursuant to Section 6.06(a), all Liabilities, losses, damages, claims, costs, expenses, fees (including, without limitation, reasonable and documented attorneys’ fees), interest, awards, judgments, fines and penalties suffered or incurred by the 6.06 Indemnitees in connection with the arrangement of the Financing and/or any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries and other than information provided by the Company, any of its Affiliates or any of their respective Representatives for use in connection therewith) or the Company’s or its Subsidiaries’ cooperation with respect thereto (including, without limitation, as identified in this Section 6.06(c)), in each case, other than to the extent any of the foregoing arises from the bad faith, negligence or misconduct of, or breach of this Agreement by, any 6.06 Indemnitee. All non-public or other confidential information regarding the Company or any of its Subsidiaries obtained by the Purchaser or its Representatives pursuant to this Section 6.06 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that the Purchaser may share non-public or otherwise confidential information with the Financing Sources in connection with the arrangement of the Financing pursuant to the confidentiality provisions contemplated by the applicable Financing Commitments.

(d) The Company hereby consents to the use of its and its Subsidiaries logos in connection with the obtainment (including arrangement, marketing and syndication) of the Debt Financing; provided, that such logos are used solely in a manner that is reasonable and customary for such purposes and that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective products, services, offerings or intellectual property rights.

(e) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Information provided to the Purchaser as may be necessary so that such Required Information is (i) Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Information” and (iii) would not, after giving effect to such update(s), result in the Marketing Period to cease to be deemed to have commenced. For the avoidance of doubt, the Purchaser may, to most effectively access the financing markets, require the reasonable cooperation of the Company under this Section 6.06 at any time, and from time to time and on multiple occasions (upon reasonable advance notice and, for meetings and discussions, at mutually convenient times), between the date hereof and the Closing.

ARTICLE VII

COVENANTS OF THE PURCHASER AND THE COMPANY

7.01 Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause the Company and its Subsidiaries to, provide (subject to a customary confidentiality agreement) the Seller and its authorized Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company and its Subsidiaries in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby or with respect to periods or occurrences prior to or on the Closing Date. Unless otherwise consented to in writing by the Seller, the Purchaser shall not, and shall not permit the Company or its Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior notice to the Seller and offering to surrender to the Seller such books and records or any portion thereof which the Purchaser, the Company or its Subsidiaries may intend to destroy, alter or dispose of as the Seller may reasonably request.

7.02 Notification. From the date hereof until the Closing Date, the Purchaser shall disclose to the Seller in writing any material variances from the representations, warranties and covenants made by the Purchaser herein, in each case, promptly upon discovery thereof.

7.03 Director and Officer Liability and Indemnification. For a period of six (6) years after the Closing Date, the Purchaser shall not, and shall not permit the Company or its Subsidiaries to, amend, repeal or modify any provision in the Company’s or its Subsidiaries’ governing documents relating to the exculpation or indemnification of any current or former employee, officer, manager or director (unless required by law), it being the intent of the parties that the employees, officers, managers and directors of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the law. The Purchaser shall cause the Company and its Subsidiaries to maintain their existing officers’ and directors’ Liability insurance, or other Liability insurance that covers events occurring prior to the Closing on terms and in amounts no less favorable to its employees, officers, managers and directors than its existing officers’ and director’s Liability insurance for a period of six years after the Closing. If the Purchaser, the Company or its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser, the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 7.03. The provisions of this Section 7.03 are intended for the benefit of, and will be enforceable by, each current and former employee, officer, manager and director of the Company and its Subsidiaries and his or her heirs and Representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

7.04 Employment and Benefit Arrangements.

(a) From and after the Closing Date, the Purchaser shall cause the Company and its Subsidiaries to honor each Plan, including all employment, severance, termination, consulting, retirement and other compensation and benefit plans, arrangements and agreements set forth on Schedule 4.14(a) to which the Company or such Subsidiary is a party with respect to employees of the Company or such Subsidiary, as applicable, as such plans, arrangements and agreements are in effect on the date hereof (it being understood that this Section 7.04 shall not be deemed to prohibit the Purchaser or the Company or its Subsidiaries from amending, modifying, replacing or terminating such arrangements in accordance with their terms). During the twelve (12)-month period following the Closing, Purchaser shall take all actions required so that the employees of the Company and its Subsidiaries (determined as of the Closing Date) who continue to be employed by Purchaser, the Company or any of its Subsidiaries following the Closing Date (i) receive base salary and annual cash bonus opportunities (for the avoidance of doubt, excluding any phantom equity arrangements) that are no less favorable in the aggregate than provided by the Company immediately prior to the Closing Date and (ii) receive, in the event of a termination without cause (and subject to the execution and nonrevocation of a release of claims in a form reasonably satisfactory to Purchaser), severance pay that is no less than the severance pay that would have been payable under the severance policy in effect immediately prior to the Closing Date had such employee terminated employment immediately prior to the Closing Date.

(b) The Purchaser and the Seller shall use their reasonable best efforts to (i) treat the Purchaser and the Company as a “successor employer” and the Company as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Company employees to be employed by Company for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act and (ii) cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each such employee for the calendar year in which the Closing occurs.

(c) The Seller shall be solely responsible for the settlement of, and any Liabilities associated with, the phantom units granted pursuant to the Seller’s Phantom Units Plan or obligations pursuant to the Seller’s Special Management Earn Out Retention Plan and none of the Purchaser, the Company nor any of their respective Subsidiaries shall have any Liabilities associated with (i) the Seller’s Phantom Units Plan or any phantom units granted pursuant to such plan and (ii) the Seller’s Special Management Earn Out Retention Plan or any payments or obligations relating to such plan.

(d) This Section 7.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.04, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.04, or shall constitute or be construed as an amendment to or modification of the Plans or any other employee benefit plan or arrangement of the Company, the Purchaser or any of their respective Affiliates or limit in any way the right of the Company, the Purchaser or any of their respective Affiliates to amend, modify or terminate any Plan or any other employee benefit plans or arrangements. Nothing in this Section 7.04 shall limit the right of the Purchaser, the Company or any of their Subsidiaries to terminate the employment of any employee at any time following the Effective Time.

7.05 Financing. The Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the financing described in Section 5.08 on the terms and conditions, taken as a whole, described in the applicable Commitment Letters, including executing and delivering all such documents and instruments as may be reasonably required there-under. The Purchaser shall not amend, modify, restate or replace (or agree to any of the foregoing with respect to) any of the Commitment Letters without the prior written consent of the Seller, if such amendment, modification, restatement or replacement would or would reasonably be expected to (i) reduce the aggregate amount of the Equity Financing or Debt Financing unless the Debt Financing or Equity Financing is increased by an aggregate amount not less than such reduction, from the lesser of (A) the aggregate amount of Financing contemplated by the Commitment Letters delivered as of the date hereof and (B) the Required Payment Amount required to be paid at the Closing or (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in each case, in a manner that would delay or otherwise adversely impact in any material respect the ability of the Purchaser to obtain the Financing (it being understood that the Purchaser may (A) amend the Debt Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities or (B) otherwise restate, replace, modify or amend the Debt Commitment Letter so long as such action would not reasonably be expected to prevent or materially delay its ability to consummate the Closing). Promptly following any amendment, modification, restatement or replacement of any Financing Commitments in accordance with this Section 7.05, the Purchaser shall deliver a copy thereof to the Company and references herein to “Debt Commitment Letters” and “Equity Commitment Letter” (or defined terms that use such phrases) shall include such documents as amended, restated or replaced in compliance with this Section 7.05 and references to “Debt Financing” and “Equity Financing” (or defined terms that use such phrases) shall include the financing contemplated by the Debt Commitment Letters and Equity Commitment Letter, respectively, as amended, modified, restated or replaced in compliance with this Section 7.05. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 7.05 shall require, and in no event shall the reasonable best efforts of the Purchaser be deemed or construed to require, the Purchaser or any of its Affiliate to (i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter, or (ii) pay any fees in excess of those contemplated by the Financing Commitments.

7.06 Note Receivables. For twelve (12) months following the Closing, the Company shall undertake reasonable efforts to collect all amounts owed, when owed pursuant to the terms of such Note Receivables, to the Company under all Note Receivables, except for the Assignable Notes; provided that the Company shall have no liability to Seller for any failure to collect any such amounts absent gross negligence or willful misconduct on the part of the Company.

From and after the date that is twelve (12) months following the Closing, (a) the Seller may undertake any and all collection measures as it deems appropriate with respect to any remaining amounts owed under all Notes Receivables then outstanding and (b) the Company and Seller shall confer in good faith to promptly enter into a mutually agreeable arrangement to permit the Seller to undertake such collection activities (including, without limitation, instituting litigation against one or more of the makers of such Note Receivables) for Seller’s own account which may include, without limitation, assigning the applicable Note Receivables to the Seller or assigning all of the rights to proceeds therefor. In addition, at any time (whether before or after the twelve (12) month anniversary of the Closing), upon Seller’s reasonable request, the Company shall amend, extend, restate otherwise modify one or more of the Note Receivables. Seller shall indemnify and hold harmless the Company and its Affiliates from and against any and all Losses incurred from such actions requested or taken. The Company shall promptly pay over to the Seller all amounts collected (regardless of when received) in respect of such Note Receivables, less any out of pocket costs and expenses or other Losses incurred by the Company in seeking to collect such amounts (such Note Receivables being held by the Company as nominee for the benefit of the Seller, the Company holding bare legal title). If the Seller requests that the Company undertake any specific collection activities with respect to any amounts owed to the Company under any such Note Receivables that the Company, in its sole discretion, does not desire to undertake, the Seller and the Company shall confer in good faith to enter into a mutually agreeable arrangement to permit the Seller to undertake such collection activities for its own account which may include, without limitation, assigning the applicable Note Receivables to the Seller or assigning the rights to proceeds therefor.

ARTICLE VIII

COVENANTS OF THE PURCHASER, SELLER AND COMPANY

8.01 Antitrust Filings.

(a) The Purchaser and the Seller shall each (A) file or cause to be filed all premerger notification and report forms (“Filings”) required of the Purchaser (or Affiliates thereof) and the Company (or Affiliates thereof) under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within five (5) business days after the date of this Agreement and (B) comply promptly with any request under the HSR Act for additional information, documents or other materials from the Federal Trade Commission or the Antitrust Division of the United States Department of Justice (“Antitrust Agencies”). Each of the Purchaser, the Seller and the Company agrees to or to cause its Affiliates to act in good faith and reasonably cooperate with the other parties in connection with any such Filing (including furnishing to the other parties’ legal counsel all information reasonably necessary for the other party’s Filing) and in connection with resolving any investigation or other inquiry with respect to any such Filing. Each party will promptly inform the other parties of any substantive oral or written communication received by such party from, or given by such party to any Antitrust Agency and of any substantive written or oral communication received or given in connection with any antitrust legal proceeding by a private party, in each case regarding any of the transactions contemplated this agreement, and will permit the other parties to review any communication given by it to, and consult with each other in advance of any response to, or meeting or conference with, any such Antitrust Agency or, in connection with any antitrust legal proceeding by a private party, with such other Person. Where practicable, each party shall give the other parties reasonable prior notice of any substantive written or oral communication with, and any material proposed understanding, undertaking or agreement with, any Antitrust Agency regarding any such Filings or any such transaction. No party shall independently participate in any substantive meeting, or engage in any substantive conversation, with any Antitrust Agency in respect of any such Filings, investigation or other inquiry without, to the extent practicable, giving the other party prior notice of the meeting and, to the extent permitted by such Antitrust Agency, the opportunity to attend and/or participate. Each party will consult and cooperate with the other party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of a party in connection with proceedings under or relating to the HSR Act.

(b) Subject to Section 8.01(c), the Purchaser and the Seller shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act. The Purchaser and the Seller shall each use reasonable best efforts to take such action as may be required to cause the expiration of the waiting periods under the HSR Act with respect to such transactions as promptly as possible after the execution of this Agreement, including requesting a grant of early termination and, with respect to the Purchaser, all actions (A) to propose, negotiate or commit to, make arrangements for, consent or agree to, or effect the sale, other disposition, divestiture, license, discontinuance of or any limitation with respect to (or the holding separate of, including pursuant to arrangements which restrict, limit or prohibit access to the Purchaser or any of its Subsidiaries) any assets or businesses of (or any interests in such assets or businesses of) the Purchaser or any of its Subsidiaries and (B) to otherwise propose, negotiate or commit to, make arrangements for, consent or agree to, or effect any conditions relating to, or changes or restrictions in, or other limitations on the freedom of action with respect to, the ownership or operations of any such assets or businesses (or interests in such assets or businesses); provided that under no circumstances shall the Purchaser or any of its Affiliates be required to commence or defend any litigation, arbitration or other similar process with any Antitrust Agency or Person.

(c) The Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Seller and the Company in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including in connection with (A) obtaining all other necessary actions or non-actions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Entities (including Gaming Authorities) and the making of all other necessary registrations and Filings (including other filings or registrations with Governmental Entities, if any, and obtaining all Gaming Approvals), (B) obtaining all waivers, consents, licenses, permits, authorizations, orders and approvals from third parties related to or required in connection with the transactions contemplated by this Agreement, (C) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (D) providing all such information concerning the Purchaser, its Subsidiaries, its Affiliates and its Subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the foregoing; provided that under no circumstances shall the Purchaser or any of its Affiliates be required to commence or defend any litigation, arbitration or other similar process. In no event shall the Company or any of its Subsidiaries be required to agree to take or enter into any action that is not conditioned upon the consummation of the transactions contemplated by this Agreement.

ARTICLE IX

INDEMNIFICATION

9.01 Survival of Representations, Warranties, Covenants, Agreements and Other Provisions. Except to the extent a different period is expressly set forth herein, the representations, warranties, covenants, agreements and other provisions in this Agreement shall survive the Closing and shall terminate on the date which is twelve (12) months after the Closing Date (the “Survival Period Termination Date”); provided, however, that the representations and warranties set forth in Sections 3.01, 3.02, 4.01(a), 4.02(a), 4.03, 4.08, 4.17, 5.01, 5.02, 5.07, 9.02(a)(iii), 10.01 and 10.02 and Article VI, and the covenants, agreements and other provisions in this Agreement with respect to Tax matters (including, for the avoidance of doubt, Section 9.02(a)(iii) and Section 11.01) (such covenants, agreements and other provisions in this Agreement, collectively, the “Tax Covenants”), in each case, together with any right to indemnification for breach thereof, shall survive the Closing until the expiration of the applicable statute of limitations. No Person shall be liable for any claim for indemnification under this Article IX unless written notice specifying in reasonable detail the nature of the claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the applicable Survival Period Termination Date, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such claim is finally resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given, if, but only if, (i) in the case of a claim made by reason of a third-party claim, the written notice is accompanied by a copy of the written notice of the third-party claimant and (ii) in the case of any claim made other than by reason of a third-party claim, some Losses shall have been incurred in good faith at or prior to the date of such notice.

9.02 Indemnification by the Seller for the Benefit of the Purchaser.

(a) From and after the Closing, if Purchaser and its Affiliates, and its and their respective officers, directors, partners, members, employees, agents, Representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”), actually incur any Losses as a result of:

(i) any nonfulfillment or breach of any representation or warranty made by the Seller in Article III or any covenant, agreement or other provision set forth herein by the Seller or in any certificate delivered by the Seller hereunder, without giving effect to any limitation as to materiality or “Material Adverse Effect” or knowledge or “Knowledge of the Company” set forth therein;

(ii) any nonfulfillment or breach of any representation, warranty, covenant, agreement or other provision set forth herein by the Company or in any certificate delivered by the Company hereunder, without giving effect to any limitation as to materiality or “Material Adverse Effect” or knowledge or “Knowledge of the Company” set forth therein (except, solely with respect to the “knowledge” qualification contained therein, solely as set forth in Section 4.22(b)); or

(iii) any Excluded Taxes,

then, subject to the provisions of this Article IX, such Purchaser Indemnified Party shall be entitled to be reimbursed the full amount of such Losses from the Seller; provided that, except with respect to breaches of, or inaccuracies in, the representations or warranties made in Sections 3.01, 3.02, 3.03, 4.01(a), 4.02(a), 4.03 and 4.08, claims asserted under Section 9.02(a)(iii) and claims with respect to a breach or failure to perform or comply with any Tax Covenant, no claims shall be so asserted under this Section 9.02(a) unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to $2,325,000.00 (the “Deductible”), and then only to the extent that such Losses exceed the Deductible; provided, further, that, no individual claim by the Purchaser Indemnified Parties shall be so asserted unless the amount of Losses that would be payable pursuant to any such individual claim exceeds an amount equal to $25,000.00 or any series of related claims with substantially similar underlying facts exceeds an amount equal to $35,000.00 (the “Mini-Deductible”) (it being understood that any such individual claims or series of related claims with substantially similar underlying facts for amounts less than the Mini-Deductible shall be ignored in determining whether the Deductible has been exceeded and thereafter and in no event shall any individual claims be aggregated with other individual claims (unless such claims are related and have substantially similar underlying facts) for purposes of determining whether the Mini-Deductible has been met); provided, further, that except with respect to breaches of, or inaccuracies in, the representations or warranties made in Sections 3.01, 3.02, 3.03, 4.01(a), 4.02(a), 4.03 and 4.08, in no event shall the aggregate Liability of the Seller for indemnification payable hereunder with respect to any claims under Section 9.02(a)(i) exceed the aggregate amount of funds then outstanding in the Indemnity Escrow Account.

(b) Subject to Sections 10.02(b) and 11.07, the indemnification provided by Section 9.02(a) shall be the sole and exclusive remedy for any Loss, Liability, demand, claim, action, cause of action, cost, judgment, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including, without limitation, interest, penalties, reasonable attorneys’ fees and expenses, court costs and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) of the Purchaser Indemnified Parties or the Company with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance prior to Closing of any covenants or agreements made by the Seller in this Agreement or in any exhibit or schedules hereto or any certificate delivered hereunder.

(c) No claim shall be brought or maintained by the Purchaser Indemnified Parties or the Company or their respective successors or permitted assigns against any agent, equityholder, partner, officer, member of the board of managers, director, employee (present or former) or Affiliate of any party hereto which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

(d) The Purchaser Indemnified Parties may not avoid the limitations on Liability set forth in this Article IX by seeking damages for breach of contract, tort or pursuant to any other theory of Liability and after the Closing, to the fullest extent permitted under applicable law.

(e) Any indemnification of the Purchaser pursuant to this Section 9.02 shall be effected (i) first, pursuant to the terms of the Escrow Agreement from the Indemnity Escrow Account, and (ii) second, if the aggregate amount available from the Indemnity Escrow Account pursuant to the terms of the Escrow Agreement is insufficient to satisfy such amount, subject to the last sentence of Section 9.02(a), by wire transfer of immediately available funds to an account designated by the Purchaser within five (5) days after the determination thereof, provided, that any indemnification of the Purchaser pursuant to the Tax Indemnity Provisions shall be effected first from the Refund Escrow Account and then in the manner set forth in clause (i) and (ii) of this Section 9.02(e) (it being agreed and understood that any refunds described in Section 11.01(c) that are not deposited into the Tax Refund Escrow may be used to satisfy any indemnification of the Purchaser pursuant to the Tax Indemnity Provisions as set forth in and in accordance with Section 11.01(c)).

(f) Notwithstanding anything herein to the contrary, the Purchaser shall have no right to any indemnification under this Article IX for any Losses as and to the extent (i) such Loss was specifically reflected as a Liability in the calculations of either the Net Working Capital, as calculated with respect to the Closing Balance Sheet and the Closing Balance Sheet specifically took such item into account and the Purchaser did not dispute the treatment of such item in the Closing Balance Sheet, or the dispute as to the treatment of such item was resolved pursuant to Section 1.05 or (ii) the Net Working Capital, as calculated with respect to the Closing Balance Sheet, was not adjusted for such item, the Purchaser disputed the treatment of such item, and the dispute was resolved in favor of the Seller pursuant to Section 1.05.

9.03 Indemnification by the Purchaser for the Benefit of the Seller.

(a) The Purchaser shall indemnify the Seller and its Affiliates, and their respective officers, managers, directors, partners, members, employees, agents, Representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) and hold them harmless against any Losses which the Seller Indemnified Parties actually incur, as a result of any breach or nonfulfillment of any representation, warranty, covenant, agreement or other provision of or by the Purchaser under this Agreement or any claim or suit brought against any of the Seller Indemnified Parties at any time on or after the Closing Date relating to actions taken by the Purchaser or the Company or any of its Subsidiaries after the Closing Date.

(b) Any indemnification of the Seller pursuant to this Section 9.03 shall be effected by wire transfer of immediately available funds to an account designated by the Seller within five (5) days after the determination thereof.

(c) Subject to Sections 10.02(b) and 11.07, the indemnification provided by Section 9.03(a) shall be the sole and exclusive remedy for any Loss, Liability, demand, claim, action, cause of action, cost, judgment, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including, without limitation, interest, penalties, reasonable attorneys’ fees and expenses, court costs and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) of the Seller Indemnified Parties with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by the Purchaser in this Agreement or in any exhibit or schedules hereto or any certificate delivered hereunder. For the avoidance of doubt, title claims shall not be limited to the indemnification provided by Section 9.02(a).

9.04 Mitigation. Each Person entitled to indemnification hereunder shall take commercially reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

9.05 Defense of Third-Party Claims. Any Person making a claim for indemnification under Section 9.02 or Section 9.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify the Indemnitor shall not affect the indemnification hereunder except to the extent that the defense of such claim is actually prejudiced by such failure. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense. No Indemnitor shall be liable to any Indemnitee for any legal fees or expenses subsequently incurred by such Indemnitee following the assumption of such claim by the Indemnitor; provided that if the Indemnitor and the Indemnitee are both named parties to the proceedings and, in the reasonable opinion of counsel to the Indemnitee, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the applicable Indemnified Parties shall be entitled to participate in any such defense with one separate counsel (and one additional separate local counsel) at the expense of the Indemnitor. If the Indemnitor shall control the defense of any such claim, then the Indemnitor shall be entitled to settle such claim; provided that, the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned, or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim. If (A) the Indemnitor elects not to assume the defense, (B) after commencing or undertaking any such defense, the Indemnitor fails to prosecute or withdraws from such defense or (C) the Indemnitor is not entitled to assume the defense of a claim pursuant to this Section 9.05, then the Indemnitee shall have the right to undertake and assume control of the defense or settlement thereof; provided, however, that such Indemnitee shall not consent to the entry of any judgment or settlement agreement providing for the settlement of such claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed). The above provisions of this Section 9.05 shall not apply to any claim with respect to Taxes or any Tax Proceeding.

9.06 Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 9.02 or 9.03 shall be calculated (A) net of (i) any Tax Benefit actually realized in cash (by reduction in Taxes actually payable) by the Indemnitee or any of their Affiliates on account of such Loss and (ii) any insurance proceeds (net of direct collection expenses) or any indemnity, contribution or other similar payment actually received by the Indemnitee from any third party with respect thereto and (B) taking into account any additional Taxes actually incurred by the Indemnitee in connection with such indemnification (a “Tax Cost”). If the Indemnitee actually realizes a Tax Benefit in cash (by reduction in Taxes actually payable) on account of any Loss within twelve (12) months following the Closing Date (for the avoidance of doubt, other than any Tax Benefit taken into account pursuant to subsection (A)(i) of this Section 9.06), the Indemnitee shall promptly pay to the Indemnitor the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is so actually realized by the Indemnitee by reduction in Taxes actually payable. If the Indemnitee incurs a Tax Cost on account of any Loss or indemnification payment within twelve (12) months following the Closing Date (for the avoidance of doubt, other than any Tax Cost taken into account pursuant to subsection (B) of this Section 9.06), the Indemnitor shall promptly pay to the Indemnitee the amount of such Tax Cost at such time or times as and to the extent that such Tax Cost is so actually paid. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or credit against or reduction in the amount of Taxes which otherwise would have been paid (calculated on a “with and without” basis and taking into account any additional Taxes required to be paid by the Indemnitee as a result of any reduction in the basis of any assets resulting from such indemnification payment or tax treatment thereof). The Indemnitee shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is actually received by any Indemnitee with respect to any Loss for which any such Person has been previously indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnitor. The Indemnitors shall be subrogated to all rights of the Indemnitees and their affiliates in respect of any Losses indemnified by the Indemnitors.

9.07 Acknowledgment of the Purchaser. The Purchaser acknowledges that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries. In making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied on the results of its own independent investigation and verification and the representations and warranties of the Seller and the Company expressly and specifically set forth in this Agreement. Such representations and warranties by the Seller and the Company constitute the sole and exclusive representations and warranties of the Seller and the Company to the Purchaser in connection with the transactions contemplated hereby, and the Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries, or the quality, quantity or condition of the Company’s and its Subsidiaries’ assets) are specifically disclaimed by the Seller, the Company and its Subsidiaries. In connection with the Purchaser’s investigation of the Company and its Subsidiaries, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Purchaser hereby acknowledges that none of the Seller, the Company, its Subsidiaries or any other Person is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts. The Purchaser further agrees that none of the Seller, the Company, its Subsidiaries or any other Person will have or be subject to any Liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such information, including the Confidential Information Memorandum, dated May 2013, prepared by Macquarie Capital (USA) Inc., the Seller and the Company, and any information, document or material made available to the Purchaser or its Affiliates in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

9.08 Availability and Release of Indemnity Escrow Amount.

(a) On the Closing Date, the Purchaser shall deliver to the Escrow Agent the Indemnity Escrow Amount, to be held in escrow for a total of twelve (12) months from the Closing Date, for the purpose of securing the indemnification obligations of the Seller as set forth in this Agreement. Subject to and in accordance with the terms of the Escrow Agreement and Section 9.08(b) hereof, within five (5) Business Days after the expiration of the 12-month period following the Closing Date, the Escrow Agent shall transfer an amount equal to the remaining funds of the Indemnity Escrow Amount less such amount, if any, equal to the Projected Indemnity Amount at the time of such final Indemnity Escrow Amount Expiration Date to an account designated by the Seller (the foregoing expiration deadline being referred to as the “Indemnity Escrow Amount Expiration Date”).

(b) No later than the first (1st) Business Day preceding the Indemnity Escrow Amount Expiration Date, Purchaser shall provide to the Seller (x) a written notice of its reasonable and good faith determination of the Projected Indemnity Amount (as defined herein), together with reasonable supporting calculations and documentation, and (y) a written notice duly executed by Purchaser instructing the Escrow Agent to release an amount of cash from the Indemnity Escrow Amount in accordance with Section 9.08(a) hereof (such notice, an “Expiration Date Release Notice”). The Seller shall promptly execute the Expiration Date Release Notice following receipt and delivery of the same to the Escrow Agent, whereupon the Escrow Agent will release the relevant funds from the Indemnity Escrow Account. Promptly following the resolution of each claim for indemnification for which a Projected Indemnity Amount was reserved in the Indemnity Escrow Account as of the Indemnity Escrow Amount Expiration Date, the Seller and Purchaser shall jointly instruct the Escrow Agent to release from the Indemnity Escrow Account an amount of cash to either the Seller or the Purchaser, as applicable, in accordance with the resolution of the claim. The term “Projected Indemnity Amount” means the maximum aggregate amount of actual or reasonably expected Losses that, as of the Indemnity Escrow Amount Expiration Date, would reasonably be expected to be indemnified by the Indemnity Escrow Amount pursuant to Sections 9.02 and 9.06 and this Article IX in respect of claims that have been timely asserted but not finally resolved by such date.

(c) No later than the first (1st) Business Day preceding the Refund Escrow Expiration Date, Purchaser shall provide to the Seller (x) a written notice of its reasonable and good faith determination of the Projected Tax Indemnity Amount (as defined herein), together with reasonable supporting calculations and documentation, and (y) a written notice duly executed by Purchaser instructing the Escrow Agent to release an amount of cash from the Refund Escrow Account in accordance with Section 11.01(c) hereof (such notice, a “Refund Expiration Date Release Notice”). The Seller shall promptly execute the Refund Expiration Date Release Notice following receipt and delivery of the same to the Escrow Agent, whereupon the Escrow Agent will release the relevant funds from the Refund Escrow Account. Promptly following the resolution of each claim for indemnification for which a Projected Tax Indemnity Amount was reserved in the Refund Escrow Account as of the Refund Escrow Expiration Date, the Seller and Purchaser shall jointly instruct the Escrow Agent to release from the Refund Escrow Account an amount of cash to either the Seller or the Purchaser, as applicable, in accordance with the resolution of the claim.

ARTICLE X

TERMINATION

10.01 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Seller;

(b) by either Purchaser or the Seller, if the Closing shall have not been consummated on or before such date that is nine (9) months from the date hereof (such date, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to either party if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in the failure to satisfy the conditions to the obligations of the terminating party to consummate the transactions contemplated hereby prior to the End Date; or

(c) by the Purchaser, if the Company or the Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of any condition set forth in Section 2.01(a), (b) or (c) and (y) (A) is not capable of being cured prior to the End Date or (B) is not cured by the Company on or before the date that is ten (10) days following the receipt by the Seller of written notice from Purchaser of such breach or failure;

(d) by the Seller, if the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of any condition set forth in Section 2.02(a) or (b) and (y) (A) is not capable of being cured prior to the End Date or (B) is not cured by the Purchaser on or before date that is ten (10) days following the receipt by the Purchaser of written notice from the Seller of such breach or failure; or

(e) The party desiring to terminate this Agreement pursuant to clauses (b), (c), or (d) of this Section 10.01 shall give written notice of such termination to the other parties hereto.

10.02 Termination Fee.

(a) If, but only if, this Agreement is terminated by (i) either party pursuant to Section 10.01(b) and, at the time of such termination, either of the conditions set forth in Sections 2.01(d) or (e) has not been satisfied, (ii) by Seller if all of the conditions set forth in Section 2.01 to the Purchaser’s obligation to close have been satisfied or waived, as applicable (other than those conditions that by their nature cannot be satisfied until the Closing, each of which is capable of being satisfied at the Closing) but the Purchaser has failed to effect the Closing within the period provided for in Section 1.03, or (iii) the Seller pursuant to Section 10.01(d), then the Purchaser shall pay, or cause to be paid, to the Seller an amount equal to (x) in the case of termination pursuant to the foregoing clauses (i), (ii) (in any case other than as a result of a Financing Failure) or (iii) above, Thirteen Million Nine Hundred Fifty Thousand and 00/100 Dollars ($13,950,000.00) or (y) in the case of termination pursuant to the foregoing clause (ii) as a result of a Financing Failure, Sixteen Million Two Hundred Seventy Five Thousand and 00/100 Dollars ($16,275,000.00) (either such amount, the “Purchaser Termination Fee”) by wire transfer of immediately available funds (to an account specified by the Seller) not later than the second (2nd) business day following such termination. The Purchaser acknowledges that its obligation to pay the Purchaser Termination Fee has been guaranteed by and pursuant to the Apollo Guaranty.

(b) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Purchaser be required to pay the Purchaser Termination Fee on more than one occasion (or shall the Seller be entitled to collect more than an amount equal to the sum of the Purchaser Termination Fee and One Million and 00/100 Dollars ($1,000,000.00) pursuant to this Agreement or the Apollo Guaranty). Notwithstanding anything to the contrary contained in this Agreement, but subject to an order of specific performance as and to the extent permitted by Section 11.07, the Seller’s right to receive payment from Purchaser of the Purchaser Termination Fee pursuant to Section 10.02(a) (including, if applicable, pursuant to the Apollo Guaranty) shall constitute the sole and exclusive remedy of the Seller, the Company and its subsidiaries against Purchaser and its Affiliates and Subsidiaries, and any of their respective former, current or future direct or indirect equity holders, controlling persons, general or limited partners, shareholders, members, managers, directors, officers, employees, agents, Affiliates, or assignees or any Financing Sources (collectively, the “Purchaser Related Parties”) for any and all breaches, Losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or, to the extent the Closing does not occur, for a breach (whether willful, intentional, unintentional or otherwise) or failure to perform hereunder or otherwise (whether at law, in equity, in contract, in tort or otherwise), and, subject to an order of specific performance as and to the extent permitted by Section 11.07, upon payment of such amounts, none of the Purchaser Related Parties shall have any further Liability or obligation relating to or arising out of this Agreement (including any breach of this Agreement) or the transactions contemplated hereby (whether at law, in equity, in contract, in tort or otherwise) to the extent the Closing does not occur.

(c) Each of the parties hereto acknowledges that (x) the agreements contained in this Section 10.02 are an integral part of the transactions contemplated by this Agreement, (y) the Purchaser Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Seller in the circumstances in which such termination fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (z) without these agreements, the parties would not enter into this Agreement. The Purchaser acknowledges and irrevocably and unconditionally agrees that it shall not, and shall cause its Affiliates to not, in any way challenge or dispute the legality of the Purchaser Termination Fee (including, without limitation, the amount or payment thereof), but fully reserves the right, and in no event waives its right to challenge or dispute, whether or not the Purchaser Termination Fee is payable pursuant to the terms of this Agreement. If the Purchaser fails to pay the Purchaser Termination Fee pursuant to this Section 10.02 when due (or if the Purchaser Termination Fee is not otherwise paid when due pursuant to the Apollo Guaranty), and, in order to obtain such payment, the Seller commences a lawsuit that results in a judgment against the Purchaser (or the guarantor under and pursuant to the Apollo Guaranty) for the Purchaser Termination Fee (or results in a written settlement mutually acceptable to Purchaser and Seller), the Purchaser shall pay to the Seller (x) the Seller’s costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) in connection with such lawsuit (and/or settlement) and (y) interest on the amount of the Purchaser Termination Fee from the date such payment was required to be made until the date of payment at an interest rate equal to five percent (5.0%) per annum.

10.03 Effect of Termination. If this Agreement is terminated by either the Purchaser or the Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 10.02, this Section 10.03 and Article XIII hereof, which shall survive the termination of this Agreement), and there shall be no further Liability on the part of any party hereto to one another, except for willful and intentional breaches of this Agreement prior to the time of such termination.

ARTICLE XI

ADDITIONAL COVENANTS

11.01 Tax Matters.

(a) Tax Returns.

(i) The Seller shall prepare or cause to be prepared all income and franchise Tax Returns of the Company and its Subsidiaries for any taxable period ending on or before the Closing Date that are due after the Closing Date (each, a “Seller Tax Return”) and all such Seller Tax Returns shall be prepared in a manner consistent with past practice of the Company or the relevant Subsidiary of the Company, as applicable, unless otherwise clearly required under applicable Law. The Seller shall provide a copy of each Seller Tax Return (along with supporting tax workpapers) no later than thirty (30) days prior to the due date (taking into account extensions) of such Seller Tax Returns to the Purchaser for its review and comment. The Seller shall reasonably and in good faith consider any comments or revisions to any Seller Tax Return as are requested by the Purchaser. In the event that a dispute concerning a Seller Tax Return is not resolved by mutual agreement of the Seller and the Purchaser within fifteen (15) days prior to the due date for filing such Seller Tax Return (taking into account extensions), the dispute shall be resolved by the Independent Accounting Firm. The resolution of the disputed items by the Independent Accounting Firm shall be consistent with the terms of this Agreement and shall be final and binding on the parties. The costs, fees and expenses of the Independent Accounting Firm shall be borne equally by the Seller and the Purchaser. In the event that the Independent Accounting Firm does not resolve a dispute concerning a Seller Tax Return at least three (3) days prior to the due date for filing such Seller Tax Return (taking into account extensions), such Seller Tax Return shall be filed as prepared by the Seller; provided, that (A) the Purchaser shall not be required to file any Seller Tax Return that is not prepared in accordance with applicable Law and (B) any such Seller Tax Return so filed by Seller or Purchaser shall be subject to subsequent amendment as may be required to reflect the final decision of the Independent Accounting Firm or mutual agreement of the Seller and the Purchaser, as the case may be. The Seller shall pay any Taxes shown as due and payable on any Seller Tax Return to the appropriate Governmental Entity except to the extent that such Taxes were reflected as a liability in the calculation of Net Working Capital as finally determined pursuant to Section 1.05(b).

(ii) The Purchaser shall prepare or cause to be prepared (1) all Tax Returns of the Company and its Subsidiaries for any taxable period ending on or before the Closing Date that are due after the Closing Date other than any such Tax Returns that are Seller Tax Returns and (2) all Tax Returns of the Company and its Subsidiaries for any Straddle Period (any Tax Return described in clause (1) or (2), a “Purchaser Tax Return”) and all Purchaser Tax Returns shall be prepared in a manner consistent with past practice, unless otherwise clearly required under applicable Law. The Purchaser shall provide a copy of each Purchaser Tax Return (along with supporting tax workpapers) to the Seller for its review and comment, in the case of a Purchaser Tax Return that is an Income Tax Return (a “Purchaser Income Tax Return”) no later than thirty (30) days prior to the due date for filing such Purchaser Income Tax Return (taking into account extensions), and, in the case of a Purchaser Tax Return that is not an Income Tax Return (a “Purchaser Non-Income Tax Return”) as soon as reasonably practicable after the preparation of such Purchaser Non-Income Tax Return. The Purchaser shall reasonably and in good faith consider any comments or revisions to any Purchaser Tax Return as are requested by the Seller. In the event that a dispute concerning a Purchaser Tax Return is not resolved by mutual agreement of the Seller and the Purchaser, in the case of a Purchaser Income Tax Return, within fifteen (15) days prior to the due date for filing such Purchaser Tax Return (taking into account extensions) and, in the case of a Purchaser Non-Income Tax Return, within fifteen (15) days after the delivery by Purchaser of a copy of such Purchaser Non-Income Tax Return to Seller, the dispute shall be resolved by the Independent Accounting Firm. The resolution of the disputed items by the Independent Accounting Firm shall be consistent with the terms of this Agreement and shall be final and binding on the parties.

The costs, fees and expenses of the Independent Accounting Firm shall be borne equally by the Seller and the Purchaser. In the event that a dispute with respect to a Purchaser Tax Return is not resolved by mutual agreement of the Seller and the Purchaser or by the Independent Accounting Firm, as applicable, at least three (3) days prior to the due date for filing such Purchaser Tax Return (taking into account extensions), such Tax Return shall be filed as prepared by the Purchaser, subject to subsequent amendment as may be required to reflect the final decision of the Independent Accounting Firm or mutual agreement of the Seller and the Purchaser, as the case may be. The Seller shall pay any Excluded Taxes relating to any Purchaser Tax Return (except to the extent such Excluded Taxes were reflected as a liability in the calculation of Net Working Capital as finally determined pursuant to Section 1.05(b)) to the Purchaser no later than two (2) days prior to the due date for filing such Purchaser Tax Return.

(iii) For purposes of this Agreement, in the case of any Taxes that are imposed with respect to a Straddle Period, (i) Property Taxes allocable to the Pre-Closing Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) allocable to the Pre-Closing Period shall be computed as if such taxable period ended on and included the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period ending after the Closing Date in proportion to the number of days in each such period. For the avoidance of doubt, any Taxes imposed on or with respect to AGST shall be allocated between the Pre-Closing Period and the Post-Closing Period as if the taxable year of AGST ended on (and included) the Closing Date. Transactions outside the ordinary course of business entered into at the direction of the Purchaser by the Company or any of its Subsidiaries after the Closing but prior to the end of the Closing Date and not contemplated by or consummated pursuant to this Agreement shall be allocated to the portion of the Straddle Period beginning after the Closing Date.

(b) Tax Sharing Agreements. Any tax-sharing agreement between the Seller, on the one hand, and the Company and its Subsidiaries, on the other hand, is terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(c) Tax Refunds. If, after the Closing Date, the Company or any of its Subsidiaries receives a refund of any Tax that is attributable or allocable to a Pre-Closing Period of the Company or any of its Subsidiaries other than any such refund (1) to the extent such refund was reflected as an asset in the calculation of Net Working Capital as finally determined pursuant to Section 1.05(b) or results from a carryback or utilization of any loss or other item arising in a Post-Closing Period, (2) of any such Tax that was paid by the Company, any of its Subsidiaries, the Purchaser or any of its Affiliates after the Closing and which Tax is either not subject to indemnification under Section 9.02 or was not paid or reimbursed by Seller pursuant to its indemnification obligation under Section 9.02, or (3) that does not exceed an amount equal to Twenty-Five Thousand and 00/100 ($25,000.00) other than, in the case of this clause (3), a refund in respect of the Ontario Interactive Digital Media Tax Credit, then the Purchaser shall promptly pay to the Seller as additional Purchase Price the amount of such refund, together with any interest thereon, but net of any Taxes (calculated without regard to any Post-Closing Period losses or other Tax attributes) imposed on the Company, any of its Subsidiaries, the Purchaser or any of its Affiliates in connection with the receipt of such Tax refund and, in the case of any such Tax refund received by any Subsidiary of the Company, net of any withholding Taxes imposed or that would reasonably be expected to be imposed in connection with the distribution of the amount of such Tax refund by such Subsidiary to the Company; provided, that the Purchaser shall be entitled to and may elect, at its sole discretion, to (x) place all or any portion of any such refund received on or prior to the Refund Escrow Expiration Date up to an aggregate amount equal to Two Million Six Hundred Thousand and 00/100 Dollars $2,600,000 (the “Refund Escrow Amount”) into the Refund Escrow Account for a period ending on the date (the “Refund Escrow Expiration Date”) that is thirty (30) months after the Closing Date, (y) pursuant to the terms of an escrow agreement (the form of which shall be reasonably agreed to by the Purchaser and the Seller and shall be generally consistent with the applicable terms of the Escrow Agreement), satisfy from the Refund Escrow Account all or any portion of any outstanding indemnification obligation due and owing to any Purchaser Indemnified Party pursuant to Section 9.02(a)(ii) (in respect of a breach of any representation or warranty set forth in Section 4.08), Section 9.02(a)(i) or (ii) (in respect of a breach or failure to perform or comply with any Tax Covenant) or Section 9.02(a)(iii) (collectively, the “Tax Indemnity Provisions”) and (z) in the case of any such refund received after the Refund Escrow Expiration Date (or otherwise not deposited into the Refund Escrow Account), satisfy from such refund all or any portion of any outstanding indemnification obligation due and owing to any Purchaser Indemnified Party pursuant to the Tax Indemnity Provisions. Within five (5) Business Days after the Refund Escrow Expiration Date, and subject to Section 9.08(c), the Escrow Agent shall transfer to an account designated by the Seller an amount equal to the excess, if any, of the amount remaining in the Refund Escrow Account less the maximum aggregate amount, if any, that is due and owing or that would, as of the Refund Escrow Expiration Date, reasonably be estimated and expected to become due and owing (but that has not been finally resolved) to any Purchaser Indemnified Party in respect of any outstanding claims made pursuant to any of the Tax Indemnity Provisions (the “Projected Tax Indemnity Amount”). For this purpose, a Tax refund attributable to a Pre-Closing Period will include the Ontario Interactive Digital Media Tax Credit of AGST allocable to the Pre-Closing Period to the extent that such Ontario Interactive Digital Media Tax Credit is either (i) credited against any Tax liability of AGST (or any successor) and reduces Taxes actually payable in cash for a Post-Closing Period or (ii) refunded in cash in a Post-Closing Period, except for the absence of doubt to the extent described in clause (1) or (2). The Purchaser and the Seller will reasonably cooperate with the Company and its Subsidiaries in promptly obtaining such refunds, including through the filing of amended Tax Returns or refund claims.

(d) Transfer Taxes. Purchaser, on the one hand, and Seller, on the other hand, will each pay and be responsible for fifty percent (50%) of any real property transfer Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the sale of the Securities to Buyer pursuant to this Agreement (collectively, “Transfer Taxes”). The Seller agrees to cooperate with the Purchaser in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(e) Bulk Sales Laws. Each party hereto hereby waives compliance by the Company, its Subsidiaries and the Seller with the provisions of the “bulk sales,” “bulk transfer” and similar laws of any state or political subdivision.

(f) Tax Cooperation. The Purchaser and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, the prosecution or defense of any claims, suits or proceedings relating to any Tax and the determination of any Liability for Taxes pursuant to this Agreement. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

(g) Tax Proceedings.

(i) If any Governmental Entity asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties hereto describing the claim, the amount thereof (if known or quantifiable) and the basis thereof; provided, however, that the failure to provide such notice shall not release the other party from any of its obligations under this Section 11.01 or Article IX except to the extent that such other party is actually prejudiced by such failure.

(ii) Purchaser shall have the right to control any Tax Proceeding in respect of the Company or any of its Subsidiaries; provided, that in the case of any such Tax Proceeding that is with respect to a taxable period ending on or before the Closing Date or a Straddle Period of the Company or any of its Subsidiaries, (1) the Purchaser shall provide the Seller with a timely and reasonably detailed account of each phase of such Tax Proceeding, (2) the Purchaser shall consult with the Seller before taking any significant action in connection with such Tax Proceeding, (3) the Purchaser shall consult with the Seller and offer the Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (4) the Purchaser shall defend such Tax Proceeding diligently and in good faith, (5) the Seller shall be entitled to participate in such Tax Proceeding, at its own expense, and receive copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority and (6) the Purchaser shall not consent to the entry of any judgment or settlement agreement providing for the settlement of such Tax Proceeding without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii) Notwithstanding anything in this Agreement to the contrary, the Purchaser shall have the exclusive right to control (1) any Tax Proceeding in respect of the Company or any of its Subsidiaries that is not described in the proviso set forth in Section 11.01(g)(ii), and (2) any Tax Proceeding in respect of the Company or any of its Subsidiaries described in the proviso set forth in Section 11.01(g)(ii) if (A) the amount remaining in the Indemnity Escrow Account (less an amount equal to the sum of any amounts subject to any other outstanding claims made by any Purchaser Indemnified Party pursuant to Article IX), if any, plus the amount remaining in the Refund Escrow Account (less an amount equal to the sum of any amounts subject to any other outstanding claims made by any Purchaser Indemnified Party pursuant to the Tax Indemnity Provisions), if any, is less than fifty percent (50%) of the Tax reasonably expected to be at issue or (B) the Purchaser is otherwise not entitled to indemnification from the Seller with respect to such Tax Proceeding (it being agreed and understood that in the case of Tax Proceedings described in this clause (2), the proviso set forth in Section 11.01(g)(ii) shall not apply, except that in the case of any Tax Proceeding described in clause (2)(A) of this Section 11.01(g)(iii), Section 11.01(g)(ii)(6) shall apply if any amount remaining in the Indemnity Escrow Account would be used to satisfy any or part of the Tax at issue).

(iv) For the avoidance of doubt, any Tax Proceeding in respect of the Seller or any direct or indirect owner of the Seller shall not be considered a Tax Proceeding in respect of the Company or any of its Subsidiaries.

(h) Amendments of Tax Returns. Except as otherwise required under applicable Law, in connection with a Tax Proceeding or as otherwise required or permitted pursuant to this Agreement, none of the Purchaser, the Company, any of its Subsidiaries or any of their respective Affiliates shall amend any Tax Return of the Company or any of its Subsidiaries for a taxable period ending on or before the Closing Date or a Straddle Period.

(i) [Reserved.]

(j) Tax Treatment of Certain Payments. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law), the parties shall (and shall cause their respective Affiliates to) treat any payments pursuant to Section 1.06, the payment of the Second-Half Non-Illinois Machine Placement Adjustment and any indemnification payments made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, except for any amount treated as interest under Section 483 of the Code.

11.02 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

11.03 Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules.

11.04 Resignations. On the Closing Date, the Seller shall cause to be delivered to the Purchaser duly signed resignations from the applicable members of the board of managers (or equivalent governing bodies) of the Company and its Subsidiaries, effective immediately upon Closing, and shall take such other action as is necessary to accomplish the foregoing.

11.05 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

11.06 Conflicts; Privileges. It is acknowledged by each of the parties that the Company and the Seller have retained Duane Morris LLP (“DM”) to act as its counsel in connection with the transactions contemplated hereby and that DM has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of DM for conflict of interest or any other purposes as a result thereof. The Purchaser hereby agrees that, in the event that a dispute arises between the Purchaser or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries) and the Seller or any of its Affiliates (including, prior to the Closing, the Company and its Subsidiaries), DM may represent the Seller or any such Affiliate in such dispute even though the interests of the Seller or such Affiliate may be directly adverse to the Purchaser or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries), and even though DM may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser or the Company (and its Subsidiaries), and the Purchaser and the Company hereby (i) waive, on behalf of themselves and each of their Affiliates, any claim they have or may have that DM has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, (ii) agree that, in the event that a dispute arises after the Closing between the Purchaser or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) and the Company (or its Subsidiaries) or the Seller or any of their Affiliates, DM may represent any such party if retained in such dispute even though the interest of any such party may be directly adverse to the Purchaser or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) or the Company and even though DM may have represented the Company (or its Subsidiaries) in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser or the Company (or its Subsidiaries). The Purchaser further agrees that, as to all communications among DM, the Company, its Subsidiaries and the Seller or any of their Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Seller and may be controlled by the Seller and shall not pass to or be claimed by the Purchaser or the Company (or any of its Subsidiaries). The Purchaser agrees to take, and to cause its Affiliates to take, all steps reasonably necessary to implement the intent of this Section 11.06. The Seller, the Company and the Purchaser further agree that DM is a third-party beneficiary of this Section 11.06.

11.07 Specific Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity; provided, however, that the right of the Seller to obtain an injunction, specific performance or other equitable relief ordering Purchaser to cause the Equity Financing to be funded shall be subject to the terms and conditions set forth in the penultimate sentence of this Section 11.07. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement or the Apollo Guaranty shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding the foregoing, it is explicitly agreed that the Seller shall be entitled to obtain an injunction, or other appropriate form of equitable relief, to cause the Purchaser to cause, or for the Seller to directly cause, the Equity Financing to be funded at any time if, and only if, each of the following conditions has been satisfied: (i) with respect to any funding of the Equity Financing to occur at the Closing, all of the conditions in Sections 2.01 and 2.02 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their nature cannot be satisfied until the Closing, each of which is capable of being satisfied at the Closing), (ii) the Debt Financing has been funded or will be funded at the Closing, as applicable, if the Equity Financing were funded at the Closing, as applicable, and (iii) with respect to any funding of the Equity Financing to occur at the Closing, the Seller has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are within its control to cause the Closing to occur. The election of the Seller to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Seller from subsequently seeking to terminate this Agreement and seeking to collect the Purchaser Termination Fee pursuant to Section 10.02(a); provided, however, that under no circumstances shall the Seller be permitted or entitled to receive both a grant of specific performance of the consummation of the transactions contemplated hereby pursuant to this Section 11.07 and the payment of the Purchaser Termination Fee, unless the transactions contemplated by this Agreement hereby fail to close, despite such grant of specific performance.

ARTICLE XII

DEFINITIONS

12.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“2014 Base Capex Amount” means an aggregate equal to the product of (x) One Million Dollars and 00/100 ($1,000,000.00) and (y) the number of whole months from and after January 1, 2014 through and including the Closing Date, prorated for the month in which the Closing occurs if the Closing does not occur on the final day of such month.

“2014 Capex Overspend Amount” means, if the Closing occurs after December 31, 2013, an amount equal to one-half of the Capex Overspend.

“Accel Settlement” means (i) the Amendment to the Equipment Agreement, made as of September 10, 2013, by and among AGS Illinois, LLLP, an Illinois limited liability limited partnership, AGS, LLC, a Delaware limited liability company, and Accel Entertainment Gaming, LLC, an Illinois limited liability company (“First Accel Amendment”), and (ii) the Second Amendment to the Equipment Agreement, by and among the same parties to the First Accel Amendment, in the form set forth in Exhibit H.

“Accel Settlement Amount” means, if as of the Closing AGS LLC, the Company or any of the Company’s Subsidiaries has not yet fully paid for any third party games which any of them may be required to purchase pursuant to the First Accel Amendment, an amount equal to the product of (1) the number of such third party games pursuant to Sections 11(c) and (d) of the First Accel Amendment not yet fully paid for and (2) Fifteen Thousand Five Hundred and 00/100 Dollars ($15,500.00); provided that “fully paid for” shall not include any games for which any of AGS LLC, the Company or any of the Company’s Subsidiaries have leased, rented or otherwise acquired from a third party without fully paying the purchase price therefore, and subsequently provided to Accel, and in such event, an amount equal to the full payment stream associated with any such third party leases, rentals or otherwise acquired on a delayed payment basis shall be considered Closing Indebtedness.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer (other than a proposal or offer by Purchaser or any of its Subsidiaries) from a third party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Seller, the Company or any of its Subsidiaries; (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Person of ten percent (10%) or more of the assets of the Company and its Subsidiaries, taken as a whole (based on fair market value, as determined in good faith by the Seller); (iii) the acquisition in any manner, directly or indirectly, by any Person any of the issued and outstanding equity of the Company.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Applicable Persons” means each of (i) the Company, (ii) all of the Company’s Subsidiaries, (iii) the Purchaser, (iv) all of the Purchaser’s Affiliates, control Persons and Subsidiaries and (v) all required individuals.

“Apollo Guaranty” means the Limited Guarantee dated as of September 16, 2013, made by each of Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P. and Apollo Overseas Partners VIII, L.P., in favor of the Seller, as the same may be amended or modified in accordance with its terms.

“Assignable Notes” means the series of note receivables listed on Schedule 12.01(b).

“Business” means the business of the Company and its Subsidiaries as conducted on the date hereof.

“Capex” means capital expenditures.

“Capex Overspend” means the aggregate amount of Capex spent by the Company and its Subsidiaries during the period from and after January 1, 2014 through and including the Closing Date in excess of the 2014 Base Capex Amount.

“Cash” means cash and cash equivalents held in the bank accounts of the Company and its Subsidiaries as of the Closing, but shall not include any Restricted Cash.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company and its Subsidiaries outstanding as of the opening of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means any Intellectual Property owned by the Company or its Subsidiaries.

“Compliant” means, with respect to (i) Required Information contemplated by the Debt Commitment Letter, including all information required by clauses (3) and (4) of Exhibit B thereof, and (ii) other material Required Information, that (x) such Required Information constituting written factual information, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not materially misleading in light of the circumstances under which it was furnished and (y) such Required Information constituting projections and other forward looking information has been or will be prepared in good faith based upon reasonable assumptions; it being understood that such projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies; provided, actual results during the period or periods covered by any such projections may differ significantly from the projected results, and no assurance can be given that the projected results will be realized.

“Credit Facility” means the Credit Agreement dated as of August 15, 2012 among AGS LLC, as borrower, the Company, AGS Partners, LLC and the other guarantors party thereto, the lenders party thereto from time to time, and UBS AG, Stamford Branch, as administrative agent and collateral agent, as amended, supplemented or otherwise modified from time to time to the date hereof.

“Debt Financing Source” means the Persons (other than the Company or any of its Subsidiaries or any of their respective Affiliates or controlling persons but including each Lender) that have committed to provide or have otherwise entered into agreements (including any Debt Commitment Letter), in each case, in connection with the Debt Financing or any other debt financing in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the Lenders, together with their respective former, current or future general or limited partners, direct or indirect shareholders, managers, members, Affiliates, officers, directors, employees, agents, representatives, successors and assigns and any former, current or future general or limited partner, direct or indirect shareholder, manager, member, Affiliate, officer, director, employee, agent, representative, successor or assign of any of the foregoing; it being understood that the Purchaser and its Affiliates shall not be Debt Financing Sources for any purposes hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement substantially in the form attached hereto as Exhibit F.

“Escrow Amount” means Twenty-Five Million Five Hundred Seventy-Five Thousand and 00/100 Dollars ($25,575,000.00), being the sum of the Net Working Capital Escrow Amount and the Indemnity Escrow Amount.

“Excluded Taxes” means any Liability, obligation or commitment, whether or not accrued, assessed or currently due and payable for (i) any Taxes of the Seller, (ii) any Taxes of any direct or indirect owner of the Seller for any taxable period to the extent such Taxes are imposed as a result of being a direct or indirect owner of the Seller or in connection with such ownership, (iii) any Taxes of or imposed on or with respect to the Company or any of its Subsidiaries for a Pre-Closing Period, (iv) any Taxes for which the Company or any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), by reason of such entity having been a member of any consolidated, combined, unitary, or affiliated Tax group at any time prior to the Closing, as a transferee or successor, by contract or otherwise (which transferee or successor status or contract existed at any time prior to the Closing), (v) any obligation or other Liability of the Company or any of its Subsidiaries to indemnify any other Person (other than the Company or any of its Subsidiaries) in respect of or relating to Taxes or to pay an amount pursuant to any Tax sharing, allocation, indemnity or similar agreement or arrangement (other than any such agreement or arrangement entered into by such entity in the ordinary course of business and not primarily relating to Taxes (e.g., leases) or after the Closing), (vi) any Taxes resulting from or imposed with respect to the NSULC Conversion; (vii) any Transfer Taxes for which Seller is responsible under Section 11.01(d), and (viii) any Taxes resulting from any action described in Sections 1.04(f) or 7.06.

“Filing Date” means, with respect to any Prior Notice Jurisdiction, the date on which such required filing is made with respect to such jurisdiction and such filing is complete in accordance with applicable Gaming Laws, it being understood that if multiple filings are required to complete such filing, Filing Date shall mean the date of the last filing.

“Financing Failure” means that Purchaser is unable to effect the Closing when required pursuant to Section 1.03 because of a failure to receive the proceeds from the Debt Financing.

“GAAP” means United States generally accepted accounting principles applied in a manner consistent from period to period.

“Gaming Approvals” means the consents, registrations, declarations, notices or filings required to be made or obtained under Gaming Laws.

“Gaming Authority” means any commission, panel, board or similar body or organization of any Governmental Entity, including any Indian Tribe, with authority to regulate Indian Tribe gambling or other games of chance or the manufacture, sale, lease, distribution or operation of gaming devices or equipment, the design, operation or distribution of internet gaming services or products, online gaming products and services, the ownership or operation of current or contemplated casinos or any other gaming activities and operations in a jurisdiction.

“Gaming Laws” means all Laws, including any rules, regulations, judgments, injunctions, orders, decrees or other restrictions of any Gaming Authority, applicable to the gaming industry or Indian Tribes or the manufacture, sale, lease, distribution or operation of gaming devices or equipment, the design, operation or distribution of internet gaming services or products, online gaming products and services, the ownership or operation of current or contemplated casinos or any other gaming activities and operations.

“Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, including any governing authority of any Indian Tribe, or any agency, department, commission, board, bureau, instrumentality or authority thereof, or any court, arbitrator or mediator (public or private).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Income Tax Return” means any Tax Return relating to any federal, state, local or foreign Tax based upon or measured by net income of the Company and/or any of its Subsidiaries.

“Indebtedness” means, with respect to any Person, without duplication and as of any particular time, (i) the unpaid principal amount of, and accrued interest on, all indebtedness for borrowed money of the Company or its Subsidiaries, (ii) any indebtedness evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) any capital lease obligations (provided that capital lease obligations shall also include any differences between the amount of gross payments (principal, interest and purchase options) on any capital leases and the amount(s) reflected as capital lease obligation(s) on the applicable balance sheet), (iv) any net obligations in respect of interest rate, currency or commodity swaps, collars, caps, hedges, futures contract, forward contract, option or other derivative instruments or arrangements, (v) any requirement to pay early payment, break or other termination fees with respect to any of the foregoing types of obligations, (vi) any obligations to guarantee any of the foregoing types of obligations on behalf of any Person, (vii) any customer deposits on gaming machines, (viii) any unpaid obligations (including litigation/arbitration costs) relating to the Accel Settlement and the dispute related thereto (but excluding the Accel Settlement Amount), (ix) any unpaid management, management consulting or sponsorship fees, and (x) any unpaid costs of the Company and its Subsidiaries relating to this Agreement and the transactions contemplated hereby, including, without limitation, any costs related to employee compensation, bonuses or other payments, awards, costs or expenses that are triggered by virtue of the transactions contemplated hereby that are not fully paid by the Sellers and that would therefore become obligations of the Company or any of its Subsidiaries; provided, however, that Indebtedness, with respect to the Company, shall not include any intercompany Indebtedness solely among the Company and its Subsidiaries not involving any third parties.

“Indemnity Escrow Account” means the escrow account set up to hold the Indemnity Escrow Amount.

“Indemnity Escrow Amount” means Twenty Million Nine Hundred Twenty-Five Thousand and 00/100 Dollars ($20,925,000.00).

“Indian Tribe” means any United States Native American Indian tribe, band, nation or other organized group or community recognized by the Secretary of the Interior of the United States of America as being eligible for special status as Indians and recognized as possessing powers of self-government.

“Intellectual Property” means all intellectual property rights, including all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, trade names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights (including in computer programs and computer software) and copyrightable works, (iv) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models and methodologies and (v) all applications and registrations for the foregoing.

“Knowledge of the Company” or other similar phrases shall mean the actual knowledge of Robert Miodunski, Curt Mayer, Vic Gallo, Ken Bossingham, Olaf Vancura, and Paul Lofgren and the knowledge such person would reasonably be expected to obtain in the course of diligently performing his or her duties for the Company and its Subsidiaries, as applicable.

“Law” means any law, rule, regulations, judgment, injunction, order, decree or other restriction of any Governmental Entity.

“Liabilities” means all obligations and Liability (including accounts payable), absolute or contingent, known or unknown, liquidated or unliquidated, whether due or to become due and regardless of when or by whom asserted.

“Liens” means liens, security interests, charges or encumbrances.

“Loss(es)” means all losses, claims, damages, Liabilities, fees and expenses (including reasonable legal fees and expenses) judgments, Taxes, fines and amounts paid in settlement, but excluding, in each case, incidental, consequential, indirect or punitive losses and any losses, damages or expenses for lost profits or diminution in value or any “multiple of profits”, “multiple of cash flow” or similar valuation methodology used in calculating the amount to Losses, except to the extent payable to a third party).

“Marketing Period” means the first period of thirty (30) consecutive days after the date hereof throughout which Purchaser shall have (and the Financing Sources and their respective Representatives shall have been provided access to by the Company) the Required Information and such Required Information is Compliant; provided, that if the Company shall in good faith reasonably believe it has delivered the Required Information, it may deliver to the Purchaser a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Information shall be deemed to have been delivered on the date of such notice unless the Purchaser in good faith reasonably believes the Company has not completed delivery of the Required Information and, within five (5) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered), and the Company shall thereafter be entitled to deliver one or more additional written notices if it in good faith reasonably believes it has delivered the missing Required Information (stating when it believes it completed such delivery) in which case the missing Required Information shall be deemed to have been delivered on the date of such subsequent notice(s) unless the Purchaser in good faith reasonably believes the Company has not completed delivery of the missing Required Information and, within five (5) Business Days after the delivery of such additional notices by the Company, delivers a written notice to the Company to that effect (stating with specificity which missing Required Information the Company has not delivered); provided, further, that throughout and at the end of such period the conditions set forth in Section 2.01 shall be satisfied (other than those conditions that by their nature can only be satisfied at the Closing; provided that such conditions are capable of being satisfied) or waived and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 2.01 to fail to be satisfied assuming the Closing were to be scheduled for any time during such thirty (30) consecutive day period; provided, further, that such period shall (1) exclude the period from and including November 28, 2013 through December 1, 2013 and (2) either end on or prior to December 20, 2013, or if such period has not ended on or prior to December 20, 2013, then such period shall commence no earlier than January 2, 2014; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such thirty (30) consecutive day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements of the Company for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to the Purchaser, (B) the Company or any of its Subsidiaries shall have determined that it must, restate any financial statements or other financial information included in the Required Information or any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended and updated or the Company has informed the Purchaser that it has concluded that no restatement shall be required, or (C) any Required Information would not be Compliant on the first day, throughout and on the last day of such thirty (30) consecutive calendar day period or otherwise does not include the “Required Information” as defined, in which case a new thirty (30) consecutive calendar day period shall commence upon the Purchaser and the Lenders receiving updated Required Information that would be Compliant or contain the Required Information, as applicable (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such thirty (30) consecutive calendar day period, then the Marketing Period shall be deemed not to have occurred).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect, except (other than in the case of clauses (i) and (ii) below) to the extent such events, changes, effects, developments, conditions, occurrences or circumstances have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its Subsidiaries operate: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement, including the identity of the Purchaser or any of its Affiliates (provided, however, that this clause (i) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties relating to required consents, approvals (including by any Gaming Authority), change in control provisions or similar rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement or consummation of the transactions); (ii) any action taken at the written request of the Purchaser or required by this Agreement; (iii) any change in applicable Laws or the interpretation thereof; (iv) actions required to be taken under applicable Laws; (v) any change in GAAP or other accounting requirements or principles; and (vi) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America, or any acts of God, natural disasters, earthquakes, tornados or hurricanes; provided, however, that any prospective loss of at least Twenty-Two Million and 00/100 Dollars ($22,000,000.00) in the 12-month period following the date of determination from revenues derived from customers in the 12 months immediately preceding the date of determination shall be deemed a Material Adverse Effect under this Agreement and provided, further, that the underlying causes of any such change or loss of business may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Minimum Operating Cash” means Three Million and 00/100 Dollars ($3,000,000.00) in Cash.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Net Working Capital” means (as finally determined under Section 1.05) (i) the aggregate net book value of all trade accounts receivable, inventories, prepaid expenses, deposits and other current assets of the Company and its Subsidiaries (excluding Cash, any note receivables, deposits paid for Interceptor boards related to RMS, RMS controllers included in inventory, deposits paid on dispensers for Gaming Electronic Machines (GEMs), and excluding any assets in respect of Taxes other than any assets in respect of prepaid Taxes), minus (ii) the aggregate net book value of all accounts payable and accrued liabilities (including accrued liabilities in respect of Taxes) and other current liabilities of the Company and its Subsidiaries as of such time (other than Indebtedness of the Company and its Subsidiaries, accrued interest on such Indebtedness, and accounts payable and accrued liabilities to Affiliates of the Company and its Subsidiaries), in each case as of the opening of business on the Closing Date as reported by the Seller using accounting policies and procedures consistent with the 2012 Balance Sheet, or, to the extent applicable, in accordance with the Transaction Accounting Principles; provided, that Net Working Capital shall exclude any deferred Tax assets or deferred Tax Liability. Schedule 12.01(a) sets forth an illustrative Net Working Capital calculation.

“Net Working Capital Escrow Account” means the account set up to hold the Net Working Capital Escrow Amount.

“Net Working Capital Escrow Amount” means Four Million Six Hundred Fifty Thousand and 00/100 Dollars ($4,650,000.00).

“Note Receivables” means all note receivables of the Company and its Subsidiaries set forth on Schedule 12.01(b), except for the Assignable Notes, as defined on such Schedule.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Business; (v) public roads and highways; (vi) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) liens on goods in transit incurred pursuant to documentary letters of credit; (viii) purchase money liens and liens securing rental payments under capital lease arrangements; (ix) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; (x) licenses or other grants of rights to use Intellectual Property; (xi) liens, the existence of which would not have or would not reasonably be expected to be material to the Company and its Subsidiaries; and (xii) Liens set forth on Schedule 12.01(c): Permitted Liens.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited Liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity, or other legal entity or organization.

“Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, program, agreement, arrangement or policy relating to stock options, restricted stock, restricted stock units, phantom shares, stock purchases or other equity or equity-based compensation, deferred compensation, bonus, severance, change-in-control, retention, fringe benefits or other compensation or employment terms or employee benefits, including individual employment, consulting, change-in-control and severance agreements, whether or not subject to ERISA, whether written or unwritten, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its Subsidiaries or otherwise providing for payments or benefits for or to any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries and/or their dependents, including, for purposes of clarification, the Plans, but other than any Multiemployer Plan and excluding any statutorily required plans contributed to by the Company or any of its Subsidiaries that are maintained by any Governmental Entity outside of the United States.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Prior Notice” means, with respect to any Prior Notice Jurisdiction, all filings or notices required to be made pursuant to applicable Gaming Law prior to the completion of the transactions contemplated hereby.

“Property Taxes” means real, personal and intangible ad valorem property Taxes.

“Refund Escrow Account” means the escrow account set up with the Escrow Agent to hold the Refund Escrow Amount.

“Related Party” shall mean, with respect to any Person, any current or former director, officer, shareholder, partner, member, employee, Affiliate or immediate family member of such Person.

“Relevant Persons” means each of (i) the Company, (ii) all of the Company’s Affiliates, control Persons and Subsidiaries, (iii) the Purchaser, (iv) all of Purchaser’s Affiliates, control Persons and Subsidiaries and (v) all required individuals.

“Representatives” shall mean, with respect to any Person, any Subsidiary of such Person and such Person’s and each of its respective Subsidiaries’ directors (in their capacity as such), officers, managers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Required Gaming Approvals” means (i) with respect to each Prior Approval Jurisdiction (as set forth on Schedule 2.01(e)), the granting of all regulatory approvals (including, where applicable, conditional approvals or waivers or other like allowances) by such jurisdiction with respect to the Purchaser, any other entities or individuals required to file applications, as well as with respect to the completion of the transactions contemplated hereby, in each case such that the transactions contemplated hereby may be completed in accordance with all applicable Gaming Laws; (ii) with respect to each Prior Notice Jurisdiction (as set forth on Schedule 2.01(e)), Prior Notice shall have been given and no less than sixty (60) days shall have passed since the Filing Date with respect to such jurisdiction, and none of the Relevant Persons shall have received any written or oral communication, or otherwise been made aware, that there is a possibility that such jurisdiction may take an adverse action with respect to any of the Applicable Persons or the Business if the Closing were to take place; (iii) with respect to each Post-Closing Notice Jurisdiction (as set forth on Schedule 2.01(e)), none of the Relevant Persons shall have received any written or oral communication, or otherwise been made aware, that there is a possibility that such jurisdiction may take an adverse action with respect to any of the Applicable Persons or the Business if the Closing were to take place and (iv) with respect to each Unknown Jurisdiction (as set forth on Schedule 2.01(e)), none of the Relevant Persons shall have received any written or oral communication, or otherwise been made aware, that there is a possibility that such jurisdiction may take an adverse action with respect to any of the Applicable Persons or the Business if the Closing were to take place; provided that if subsequent to the date hereof it is determined that such Unknown Jurisdiction should properly be considered a Prior Approval Jurisdiction, Prior Notice Jurisdiction or Post-Closing Notice Jurisdiction, the parties shall amend Schedule 2.01(e) accordingly.

“Required Information” means all financial and other information regarding the Company or any of its Subsidiaries of the type and form customarily included in marketing documents used to syndicate credit facilities of the type to be included in the Debt Financing, or as may be reasonably requested in writing by the Purchaser, to consummate the syndication of credit facilities contemplated by the Debt Commitment Letters, including all information required by clause (3) and clause (4) of Exhibit B to the Debt Commitment Letter, financial statements prepared in accordance with GAAP, pro forma financial statements, projections and audit reports, in each case assuming that such syndication of credit facilities were consummated at the same time during the Company’s fiscal year as such syndication will be made or as otherwise reasonably required in connection with the Debt Financing and the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event shall any information that is solely in control of the Purchaser and its Affiliates for which the Purchaser is solely responsible to provide to the Debt Financing Sources (e.g., Purchaser prepared models) be deemed to constitute Required Information hereunder.

“Restricted Cash” means all Cash that is not freely useable by the Company because it is subject to restrictions or limitations on use or distribution by Tax or other law, contract or otherwise, including, without limitation, restrictions on dividends and repatriations as well as all funds held in escrow as collateral for the Company’s surety bonds for various gaming authorities.

“Second-Half Non-Illinois Machine Placement Adjustment” means an amount equal to the lesser of (a) Thirty-Five Million and 00/100 Dollars ($35,000,000.00) minus the Settled Earnout Amount and (b) Twenty-Four Thousand and 00/100 Dollars ($24,000.00) multiplied by the Second-Half Non-Illinois Placed Machines.

“Second-Half Non-Illinois Placed Machines” shall mean the net increase to the installed base of machines under contract and placed by the Company and its Subsidiaries, or machines for which the Company has provided notice to the relevant Gaming Authority to install and such machines have actually been installed, with customers outside the State of Illinois between July 1, 2013 and December 31, 2013. The parties acknowledge and agree that as of June 30, 2013 the Company and its Subsidiaries had placed 7,235 units with customers outside the State of Illinois. No later than fifteen (15) days after the last day of each month between the date hereof and the Closing, the Company shall send a notice (which may be via e-mail) to the Purchaser stating the number of machines the Company has placed and under contract, or for which the Company has provided notice to the relevant Gaming Authority to install and such machines have actually been installed, with customers outside the State of Illinois as of such date. At least three (3) days prior to the Closing (or earlier if reasonably available), the Seller shall send a notice (which may be via e-mail) to the Purchaser stating the number of machines the Company has placed and under contract with customers outside the State of Illinois as of December 31, 2013.

“Seller Note” means a seller note, substantially in the form attached hereto as Exhibit G, issued by a parent company of Purchaser in favor of the Seller.

“Settled Earnout Amount” means Seven Million Four Hundred Ninety-Five Thousand and 00/100 Dollars ($7,495,000.00), composed of Five Million Three Hundred Thousand and 00/100 Dollars ($5,300,000.00) in cash and a Seller Note with a principal amount of Two Million One Hundred Ninety-Five Thousand and 00/100 Dollars ($2,195,000.00).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Indebtedness” means $0.

“Target Working Capital” means Ten Million Four Hundred Ninety Thousand and 00/100 Dollars ($10,490,000.00). Schedule 12.01(a) sets forth the methodology and the accounts (including trial balance numbers and account names) that are included in the Target Working Capital.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, escheat, unclaimed property, value added, goods and services, margin, franchise, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever and any similar charge, fee, levy, impost or duty, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Claim” means any Tax Proceeding with respect to Taxes that, if pursued successfully, would reasonably be expected to serve as a basis for a claim for indemnification under Article IX.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, including any attachment thereto and any amendment thereof.

12.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

12.03 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.

6.06 Indemnitees	6.06(c)
2012 Balance Sheet	1.05(b)
2012 Financial Statements	4.05
Agreement	Preamble
AGST	1.07(a)
Allocation	1.07(b)
Antitrust Agencies	8.01(a)
Applicable Patents	2.01(i)
Asset Sales	6.01(d)
Closing	1.03
Closing Balance Sheet	1.05(b)
Closing Date	1.03
Closing Notice	1.05(a)
Closing Purchase Price	1.02(a)
Commitment Letters	5.08
Company	Preamble
Company Insurance Policy	4.15
Company Material Contract(s)	4.09(a)
Company Permits	4.01(b)

Conversion Date	2.01(h)
Confidentiality Agreement	6.02
Core Customers	4.22(a)
Debt Commitment Letters	5.08
Debt Financing	5.08
Deductible	9.02(a)(iii)
Disclosure Schedules	Article IV
DM	11.06
End Date	10.01(b)
Environmental and Safety Requirements	4.17(a)
Equity Commitment Letter	5.08
Equity Financing	5.08
Equity Financing Sources	5.08
Estimated Amounts	1.05(a)
Estimated Cash	1.05(a)
Estimated 2014 Capex Overspend Amount	1.05(a)
Estimated Indebtedness	1.05(a)
Estimated Net Working Capital	1.05(a)
Expiration Date Release Notice	9.08(b)
Filings	8.01(a)
Financial Statements	4.05
Financing	5.08
Financing Sources	5.08
First Accel Amendment	Definition of Accel Settlement
Indemnitee	9.05
Indemnitor	9.05
Indemnity Escrow Amount Expiration Date	9.08(a)
Independent Accounting Firm	1.05(b)
Latest Balance Sheet	4.05
Latest Financial Statements	4.05
Leased Real Property	4.07(b)
Lenders	5.08
NSULC Conversion	2.01(h)
Mini-Deductible	9.02(a)
Objections Statement	1.05(b)
Original Agreement	Preamble
Preliminary Statement	1.05(b)
Projected Tax Indemnity Amount	11.01(c)
Projected Indemnity Amount	9.08(b)
Purchase Price	1.02
Purchaser	Preamble
Purchaser Income Tax Return	11.01(a)(ii)
Purchaser Indemnified Parties	9.02(a)
Purchaser Non-Income Tax Return	11.01(a)(ii)
Purchaser Related Parties	10.02(b)

Purchaser Tax Return	11.01(a)(ii)
Purchaser Termination Fee	10.02(a)
Purchaser’s Representatives	6.02
Refund Escrow Amount	11.01(c)
Refund Escrow Expiration Date	11.01(c)
Refund Expiration Date Release Notice	9.08(c)
Required Payment Amount	5.08
RMS	4.24
Schedule	Article IV
Securities	Recitals
Seller	Preamble
Seller Indemnified Parties	9.03(a)
Seller Tax Return	11.01(a)(ii)
Solvent	5.10
Survival Period Termination Date	9.01
Tax Benefit	9.06
Tax Cost	9.06
Tax Covenants	9.01
Tax Indemnity Provisions	11.01(c)
Tax Proceeding	4.08(c)
Tax Purchased Assets	1.07(a)
Transaction Accounting Principles	1.05(b)
Transaction Tax Treatment	1.07(a)
Transfer Taxes	10.02(d)

ARTICLE XIII

MISCELLANEOUS

13.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein or any other announcement or communication to the employees, customers or suppliers of the Company or its Subsidiaries shall be issued or made by any party hereto without the joint approval of the Purchaser and the Seller unless required by law (in the reasonable opinion of counsel), in which case the Purchaser and the Seller shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication.

13.02 Expenses; Attorneys’ Fees. Except as otherwise expressly provided herein, the Seller, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive reimbursement for all reasonable costs and expenses (including reasonable attorneys’ fees) actually incurred in such action or suit.

13.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (d) the third (3rd) business day following the day on which the same is sent by certified or registered mail, postage prepaid or (e) the day on which the same is sent via e-mail and has been confirmed via telephone. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Purchaser:

c/o Apollo Management VII, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: David Sambur

Facsimile No.: (646) 390-1501

Telephone No.: (212) 515-3439

E-mail: sambur@apollolp.com

with a copy to (which copy shall not constitute notice hereunder):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Andrew J. Nussbaum and Benjamin M. Roth

Facsimile No.: (212) 403-2000

Telephone No.: (212) 403-1000

E-mail: AJNussbaum@wlrk.com and BMRoth@wlrk.com

Notices to the Seller:

AGS Holdings, LLC

c/o Alpine Investors

Three Embarcadero Center

Suite 2330

San Francisco, California 94111

Attention: Billy Maguy and Mark Strauch

Facsimile No.: (415) 392-9101

E-mail: bmaguy@alpine-investors.com and

             mstrauch@alpine-investors.com

with a copy to (which copy shall not constitute notice hereunder):

Duane Morris LLP

190 South LaSalle Street, Suite 3700

Chicago, Illinois 60603

Attention: Brian P. Kerwin, Esq.

Facsimile No.: (312) 499-6701

E-mail: BPKerwin@duanemorris.com

Notices to the Company:

AGS Capital, LLC

6680 Amelia Earhart Court

Las Vegas, Nevada 89119

Attention: Vic Gallo, Esq.

Facsimile No.: (702) 722-6705

E-mail: V.Gallo@AmericanGamingSystems.com

with a copy to:

Duane Morris LLP

190 South LaSalle Street, Suite 3700

Chicago, Illinois 60603

Attention: Brian P. Kerwin, Esq.

Facsimile No.: (312) 499-6701

E-mail: BPKerwin@duanemorris.com

13.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser or the Seller without the prior written consent of the other party; provided that the Purchaser may assign this Agreement (in whole or in part) to any of its Affiliates or Subsidiaries without the prior written consent of Seller unless such assignment would reasonably be expected to materially delay the Closing; provided that no such assignment shall relieve the Purchaser of its obligations hereunder. In the event of any assignment by the Purchaser, all representations, warranties and covenants or, if assigned in part, the applicable representations, warranties and covenants, shall be deemed to be those of such assignee. Notwithstanding the foregoing, the Seller may assign this Agreement (in whole or in part) only with the prior written consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed and it being understood that (a) Purchaser shall not be deemed to be unreasonably withholding such consent to the extent that any such assignment would or would be reasonably likely to adversely impact the Purchaser, the Company or the business or operations of the Company and/or its Subsidiaries and (b) Purchaser shall not be deemed to be unreasonably delaying its consent to the extent Purchaser still shall be in good faith considering the potential consequences of such assignment.

13.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.

13.06 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. The word “including” shall mean “including, without limitation.”

13.07 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Consequently, if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The inclusion of any item on the Disclosure Schedules shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract). Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit the Liability of any party for fraud or willful misconduct.

13.08 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules (except as contemplated by Section 6.04) or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser and the Seller; provided, that notwithstanding anything to the contrary set forth herein, Section 10.02(a), Section 10.02(b), this Section 13.08, Section 13.10, Section 13.11 and Section 13.14 (in each case, together with any related definitions and other provisions of this Agreement solely to the extent a modification or termination would serve to modify the substance or provisions of such Sections) may not be amended, modified, waived or terminated in a manner that is adverse to the Debt Financing Sources without the prior written consent of the parties to the Debt Commitment Letters. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

13.09 Complete Agreement. This Agreement and the documents referred to herein (including, without limitation, the Confidentiality Agreement, the Apollo Guaranty) as well as that certain letter agreement by and among Alpine Investors, the Company and the Purchaser, dated as of September 16, 2013, and, upon execution by the Purchaser and the Seller, the Escrow Agreement, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations, including the Original Agreement, by or between the among, written or oral, that may have related to the subject matter hereof in any way.

13.10 Third-Party Beneficiaries. Except with respect to (i) Article IX and (ii) with respect to the Debt Financing Sources, Section 10.02(a), Section 10.02(b), Section 13.08, this Section 13.10, Section 13.11 and Section 13.14, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

13.11 Waiver of Trial by Jury. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING (INCLUDING ANY PROCEEDING INVOLVING THE FINANCING SOURCES UNDER THE DEBT COMMITMENT LETTERS OR ANY FINANCING SOURCE UNDER THE EQUITY COMMITMENT LETTERS AND THEIR RESPECTIVE REPRESENTATIVES AND AFFILIATES).

13.12 Delivery by Facsimile or PDF. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronically transmitted portable document format, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or electronic transmission in portable document format to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or electronic transmission in portable document format as a defense to the formation of a contract and each such party forever waives any such defense.

13.13 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

13.14 Governing Law; Forum. All issues and questions concerning the construction, validity, interpretation, negotiation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to the construction, validity, interpretation, negotiation and enforceability of this Agreement or any agreements or transactions contemplated hereby shall be brought exclusively in the United States District Court for the District of Delaware and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned court in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 13.03. Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the County of New York, New York, whether a state or Federal court, and that the provisions of Section 13.11 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

13.15 No Recourse. Notwithstanding anything to the contrary set forth in this Agreement (except as otherwise provided in the Apollo Guaranty), no Purchaser Related Party or Related Party of any Purchaser Related Party, in each case other than the Purchaser or any of its assignees under this Agreement, shall have any Liability, personal or otherwise, or obligation relating to or arising out of this Agreement, the Transactions contemplated by this Agreement or the exploration or negotiation thereof for any breach or damages suffered (i) as a result of the failure of the Closing or any of the Transactions to be consummated or (ii) as a result of, or under, this Agreement and the transactions contemplated by this Agreement (or in respect of any representations made or alleged to be made in connection herewith or therewith).

*        *        *         *

IN WITNESS WHEREOF, the parties hereto have duly executed this Equity Purchase Agreement as of the day and year first above written.

Company:	AGS CAPITAL, LLC

		By:	AGS Holdings, LLC,
its Sole Member

		By:	Alpine AGS, LLC,
its Sole Member

By:
	Name:	Graham Weaver
	Title:	Executive Director

[Signature page to A&R EPA]

Seller:	AGS HOLDINGS, LLC

		By:	Alpine AGS, LLC,
its Sole Member

By:
	Name:	Graham Weaver
	Title:	Manager

[Signature page to A&R EPA]

Purchaser:	AP GAMING ACQUISITION, LLC

		By:	AP Gaming I, LLC,
its Sole Member and Manager

By:

	Name:	David B. Sambur
	Title:	Chief Executive Officer, President, Treasurer and Secretary

[Signature Page to A&R EPA]

SCHEDULE A

Securities Owned

Name of Member	Units

AGS Holdings, LLC	100% of LLC Membership Interest

EXHIBIT A

SELLER’S

CLOSING CERTIFICATE

Reference is made to the Amended and Restated Equity Purchase Agreement dated as of December [    ], 2013 (the “Agreement”), by and among AP Gaming Acquisition, LLC, a Delaware limited liability company, AGS Holdings, LLC, a Delaware limited liability company (“Seller”) and AGS Capital, LLC, a Delaware limited liability company.

Seller hereby certifies that the preconditions specified in Sections 2.01(a) and (b) of the Agreement have been satisfied as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of this [    ] day of [        ], 2013.

AGS HOLDINGS, LLC

By:
Name:
Its:

EXHIBIT B

COMPANY’S

CLOSING CERTIFICATE

Reference is made to the Amended and Restated Equity Purchase Agreement dated as of December [    ], 2013 (the “Agreement”), by and among AP Gaming Acquisition, LLC, a Delaware limited liability company, AGS Holdings, LLC, a Delaware limited liability company and AGS Capital, LLC, a Delaware limited liability company (the “Company”).

The Company hereby certifies that the preconditions specified in Section 2.01(a) and Section 2.01(b) of the Agreement, as such preconditions relate to the Company, have been satisfied as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of this [    ] day of [        ], 2013.

AGS CAPITAL, LLC

By:
Name:
Its:

EXHIBIT C

PURCHASER’S

CLOSING CERTIFICATE

Reference is made to the Amended and Restated Equity Purchase Agreement dated as of December [    ], 2013 (the “Agreement”), by and among AGS Holdings, LLC, a Dela-ware limited liability company, AGS Capital, LLC, a Delaware limited liability company and AP Gaming Acquisition, LLC, a Delaware limited liability company (the “Purchaser”).

The Purchaser hereby certifies that the preconditions specified in Section 2.02(a) and (b) of the Agreement have been satisfied as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of this [    ] day of [        ], 2013.

AP GAMING ACQUISITION, LLC

By:
Name:
Its:

EXHIBIT H

SECOND AMENDMENT TO

EQUIPMENT AGREEMENT

THIS SECOND AMENDMENT TO EQUIPMENT AGREEMENT (this “Second Amendment”) is made as of December     , 2013 to that certain Equipment Agreement dated as of August 21, 2012 (the “Original Agreement”) by and between AGS Illinois, LLLP, an Illinois limited liability limited partnership, and AGS, LLC, a Delaware limited liability company (collectively, “AGS”), and Accel Entertainment Gaming, LLC, an Illinois limited liability company (“Accel”), as amended by that certain Amendment to Equipment Agreement dated as of September 10, 2013 (the “First Amendment”). The Original Agreement, as amended by the First Amendment, is referred to herein as the “Equipment Agreement”. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Equipment Agreement.

The parties hereby agree to further amend the Equipment Agreement on the terms and subject to the conditions set forth herein:

1. Amendment to Section 11(b). Section 11(b) is deleted in its entirety and the Equipment Agreement is amended to add the following new Section 11(b) in its place, which such new section is hereby adopted and in full force and effect:

“One hundred and fifty (150) of the AGS Units that are currently installed in Accel’s locations (“Required AGS Units”). The term of such leases commenced on August 31, 2013 and continues for a total of 62 months, 20 days. AGS will purchase and lease to Accel, in replacement of all of Required AGS Units, a number of new Non-AGS Leased VGTs (“Replaced VGT Units”) equal to the number of Required AGS Units. All Replaced VGT Units shall be the IGT G23. The existing term of the leases for all Required AGS Units shall continue in effect with respect to all Replaced VGT Units. In addition to the duration, except as provided in the immediately following sentence, all of terms and conditions of the lease with respect to all Replaced VGT Units shall be the same as was applicable to all Required AGS Units (except for such lease changes which are applicable to Non-AGS Leased VGTs shall be applicable to the Replaced VGT Units, including the terms of Section 13, which shall be applicable). All Replaced VGT Units will be delivered to Accel by March 15, 2014.”

2. Return of Required AGS Units. Accel, at its expense, agrees to return all Required AGS Units to AGS’s office in Itasca, Illinois no later than May 31, 2014. All Required AGS Units that are returned to AGS shall include all components thereof and equipment related thereto (including all items described on Exhibit B of the Equipment Agreement with the exception of chairs, bases and locks, which shall be returned by Accel) and shall be returned to AGS in the same condition in which it was delivered except for ordinary wear and tear.

3. Complete Understanding. This Second Amendment and the Equipment Agreement, along with the documents described herein and in the Equipment Agreement, embody the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Second Amendment shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Second Amendment, express or implied, is intended to confer on any person, entity or governmental authority, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Second Amendment.

4. Other Amendments. Notwithstanding anything in the Equipment Agreement or any Lease to the contrary:

(a) Sections 17 and 18 of the Equipment Agreement (specifically, in the First Amendment) are hereby deleted in their entirety, and Section 3 of each Lease for AGS Units (in the form of Exhibit B-1 attached to the First Amendment) is hereby deleted in its entirety.

(b) Regulatory Compliance. Section 6 of the Equipment Agreement and Section 22 of each Lease (in the form of Exhibit B-1 attached to the First Amendment) are hereby deleted in their entirety and each of the Equipment Agreement and each Lease is amended to add the following new Section 6 and Section 22, respectively, in its place, which such new section is hereby adopted and in full force and effect:

“Regulatory Compliance. As businesses involved in the gaming industry, each party recognizes that the other conducts business in a highly regulated industry and must operate under privileged licenses issued by gaming regulatory authorities both domestic and international. Each party recognizes that the other maintains respective compliance programs that have been established to protect and preserve their names, reputations, integrity, and goodwill and monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world. If, during the term of this Agreement, (a) a party or its affiliate is notified by any regulatory agency, other government agency or its compliance committee/officer that conducting business with the other party may jeopardize any gaming license required by the compliant party to operate its business or the ability to be licensed to conduct its gaming business or (b) a party or its affiliate loses or has its license suspended from the IGB or the State of Illinois, then the compliant party shall have the right to terminate this Agreement, provided that under both clauses (a) and (b), the compliant party has first sent written notice to the noncompliant party and the noncompliant party failed to cure (if susceptible of cure) within 30 days thereof (it being understood that if the terminating party’s license or ability to be licensed ceases to be in jeopardy or the noncompliant party’s license is reinstated or otherwise ceases to be suspended, then the noncompliant party shall be deemed to have cured such matter, and it being further understood that if the noncompliant party assigns (subject to IGB written approval,, if Accel reasonably determines such approval is necessary by the IGB ) this Agreement and/or any Lease to a licensed manufacturer or distributor, then the noncompliant party shall be deemed to have cured such matter).”

5. Release and Waiver.

(a) Release by Accel.

(i) Accel, on behalf of itself and each of its affiliates and their respective officers, directors, managers, stockholders, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Accel Related Persons”), hereby expressly, irrevocably and unconditionally releases and forever discharges AGS and its affiliates and their respective officers, directors, managers, stockholders, members, partners, employees, agents, representatives, successors and assigns (collectively, the “AGS Released Parties”), from any and all claims, demands, rights, proceedings, causes of action, court orders, arbitration awards, obligations, contracts, agreements (express or implied), promises, debts, damages, losses, costs, expenses and liabilities of any nature whatsoever, whether known or unknown, fixed or contingent, including but not limited to those which Accel and/or any Accel Related Person now has, or may hereafter have against any of the AGS Released Parties based upon, arising out of, or related to the Equipment Agreement, the transactions contemplated thereby, any matter, circumstance, event, action, inaction, omission, breach, violation, failure, cause or thing whatsoever occurring or arising on or prior to the date hereof and/or any shutdown or disablement of AGS Units following the date hereof , including, without limitation, any claim with respect to fraud, misrepresentation, willful misconduct, intentional tort or the like and/or any regulatory violation, disciplinary action, fine or otherwise (collectively, “Accel Claims”).

(ii) Accel hereby irrevocably covenants to, and to cause the Accel Related Persons to, refrain from, directly or indirectly, asserting any Accel Claim, or commencing, instituting or causing to be commenced, any Accel Claim of any nature whatsoever based upon any matter covered by this Section 5(a).

(iii) Accel acknowledges and agrees that it may hereafter discover facts different from, or in addition to, those which it now knows or believes to be true, and agrees that this Section 5(a) will remain in effect notwithstanding any discovery of such different or additional facts after the date hereof. Accel further acknowledges and agrees that the releases set forth herein will deprive Accel and each of the Accel Related Persons of each such unknown claim or cause of action.

(iv) Accel hereby expressly waives any rights it may have under any statute, law, rule or regulation applicable to the Accel Claims released hereby. Accel assumes the risk of the subsequent discovery or understanding of any matter, fact or law which, if known or understood, would in any respect have affected the releases and waivers made herein. Accel acknowledges that the foregoing waiver was bargained for separately.

(v) Accel represents and warrants to AGS that it has not assigned or transferred to any Person any of the matters released under this Section 5(a).

(b) Accel hereby irrevocably waives any and all rights it may have to terminate, in whole or in part, the Equipment Agreement and/or any Lease, or take any other action or exercise any right under or with respect to the Equipment Agreement and/or any Lease that may be adverse to AGS or its Affiliates, based upon, arising out of, or related to any matter, circumstance, event, action, inaction, omission, breach, violation, failure, cause or thing whatsoever occurring or arising on or prior to the date hereof and/or any shutdown or disablement of AGS Units following the date hereof, including, without limitation, any regulatory violation, disciplinary action, fine or otherwise. Neither this Second Amendment nor any negotiations leading up to it are intended to be, or shall be construed as, an admission of fault or liability by AGS, or an acknowledgment of any rights of Accel to terminate the Equipment Agreement or any Lease.

(c) Notwithstanding anything expressed or implied in the Equipment Agreement, in any Lease or herein to the contrary, except as set forth in Section 1 hereof, on and following the date hereof, neither AGS nor any of its Affiliates has any further obligations or liabilities with respect to or related to AGS Units (whether under the Equipment Agreement, any Lease or otherwise), and Accel has no further rights, entitlements, benefits or the like (under the Equipment Agreement, any Lease or otherwise) with respect to or related to any AGS Units.

6. Release by AGS.

(a) AGS, on behalf of itself and each of its affiliates and their respective officers, directors, managers, stockholders, members, partners, employees, agents, representatives, successors and assigns (collectively, the “AGS Related Persons”), hereby expressly, irrevocably and unconditionally releases and forever discharges Accel and its affiliates and their respective officers, directors, managers, stockholders, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Accel Released Parties”), from any and all claims, demands, rights, proceedings, causes of action, court orders, arbitration awards, obligations, contracts, agreements (express or implied), promises, debts, damages, losses, costs, expenses and liabilities of any nature whatsoever, whether known or unknown, fixed or contingent, including but not limited to those which AGS and/or any AGS Related Person now has, or may hereafter have against any of the Accel Released Parties based upon, arising out of, or related to the Equipment Agreement, the transactions contemplated thereby, any matter, circumstance, event, action, inaction, omission, breach, violation, failure, cause or thing whatsoever occurring or arising on or prior to the date hereof and/or any shutdown or disablement of AGS Units following the date hereof, including, without limitation, any claim with respect to fraud, misrepresentation, willful misconduct, intentional tort or the like and/or any regulatory violation, disciplinary action, fine or otherwise (collectively, “AGS Claims”); provided, however, nothing in this Section 6 shall release Accel or any other person or entity of any liability or obligation of any nature whatsoever under the Equipment Agreement, any Lease, the Promissory Note, the LC or any bill of sale (it being understood that “AGS Claims” shall not include any liability or obligation of Accel under the Equipment Agreement, any Lease, the Promissory Note, the LC or any bill of sale).

(b) AGS hereby irrevocably covenants to, and to cause the AGS Related Persons to, refrain from, directly or indirectly, asserting any AGS Claim, or commencing, instituting or causing to be commenced, any AGS Claim of any nature whatsoever based upon any matter covered by this Section 6.

(c) AGS acknowledges and agrees that it may hereafter discover facts different from, or in addition to, those which it now knows or believes to be true, and agrees that this Section 6 will remain in effect notwithstanding any discovery of such different or additional facts after the date hereof. AGS further acknowledges and agrees that the releases set forth herein will deprive AGS and each of the AGS Related Persons of each such unknown claim or cause of action.

(d) AGS hereby expressly waives any rights it may have under any statute, law, rule or regulation applicable to the AGS Claims released hereby. AGS assumes the risk of the subsequent discovery or understanding of any matter, fact or law which, if known or understood, would in any respect have affected the releases and waivers made herein. AGS acknowledges that the foregoing waiver was bargained for separately.

(e) AGS represents and warrants to Accel that it has not assigned or transferred to any Person any of the matters released under this Section 6.

7. Miscellaneous.

(a) This Second Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(b) This Second Amendment may be executed through the exchange of facsimile or pdf e-mail signature pages, which shall have the same legal effect as original signatures.

(c) The parties hereto jointly participated in the negotiation and drafting of this Second Amendment. The language used in this Second Amendment shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Second Amendment shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any party.

(d) Except as modified by this Second Amendment, the Equipment Agreement shall remain in full force and effect.

(e) All references to the Equipment Agreement shall mean the Equipment Agreement, as modified by this Second Amendment.

(f) The Parties will promptly submit this Second Amendment to the IGB, for their review and approval, if such approval is required.

8. Affirmation. In all other respects, the remainder of the provisions of the Equipment Agreement are hereby affirmed, accepted and remain in full force and effect.

[signature page follows]

The undersigned represent that they are duly authorized and empowered to execute this Second Amendment to the Equipment Agreement this      day of December, 2013.

AGS, ILLINOIS, LLLP

By:

Name:
Title:

AGS, LLC

By:

Name:
Title:

ACCEL ENTERTAINMENT GAMING, LLC

By:

Name:
Title: